Exhibit 4.8

EXECUTION VERSION

AGREEMENT BETWEEN NOTEHOLDERS

Dated as of December 14, 2017

by and between

CITI REAL ESTATE FUNDING INC.

(Initial Note A Holder)

and

SAFETY NATIONAL CASUALTY CORPORATION

(Initial Note B Holder)

Central Park of Lisle

THIS AGREEMENT BETWEEN NOTEHOLDERS (“Agreement”), dated as of December 14, 2017 by and between CITI REAL ESTATE FUNDING INC., a national banking association, having an address of 390 Greenwich Street, 7th Floor, New York, New York 10013 (“CREFI” and, together with its successors and assigns in interest, in its capacity as initial owner of Note A, the “Initial Note A Holder”), and in its capacity as the initial agent, the “Initial Agent”) and SAFETY NATIONAL CASUALTY CORPORATION (“SNCC” and together with its successors and assigns in interest, in its capacity as initial owner of Note B, the “Initial Note B Holder”).

W I T N E S S E T H:

WHEREAS, pursuant to the Mortgage Loan Agreement (as defined herein) CREFI originated a certain loan described on the schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”) (the “Mortgage Loan”) to CP Lisle SPV LLC (the “Mortgage Loan Borrower”), which was evidenced, inter alia, by two promissory notes secured by a first mortgage (as amended, modified or supplemented, the “Mortgage”) on certain real property located as described on the Mortgage Loan Schedule (the “Mortgaged Property”): (i) one promissory note in the original principal amount of $79,500,000.00 (“Note A”) made by the Mortgage Loan Borrower in favor of the Initial Note A Holder and (ii) one promissory note in the original principal amount of $14,350,000.00 (“Note B”) made by the Mortgage Loan Borrower in favor of the Initial Note B Holder; and

WHEREAS, the parties hereto desire to enter into this Agreement to memorialize the terms under which they, and their successors and assigns, shall hold Note A and Note B;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

Section 1.       Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Servicing Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Acceptable Insurance Default” shall have the meaning assigned to such term in the Servicing Agreement.

“Additional Servicing Expenses” shall mean (a) all property protection advances, costs and/or expenses incurred by and reimbursable to any Servicer or Trustee pursuant to the Servicing Agreement solely with respect to the administration and servicing of the Mortgage Loan, and (b) all interest accrued on Advances made by any Servicer or Trustee with respect to the Mortgage Loan in accordance with the terms of the Servicing Agreement.

“Advance Interest Amount” shall mean interest payable on Advances, as specified in the Servicing Agreement.

“Advances” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Affiliate” shall mean with respect to any specified Person (i) any other Person Controlling or Controlled by or under common Control with such specified Person (each a “Common Control Party”), (ii) any other Person owning, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests in such Person or (iii) any other Person in which such Person or a Common Control Party owns, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests.

“Agent” shall mean the Initial Agent or such Person to whom the Initial Agent shall delegate its duties hereunder, and from and after the Securitization Date shall mean the Certificate Administrator, if any, and if there is no Certificate Administrator, shall mean the Trustee.

“Agent Office” shall mean the designated office of the Agent in the State of New York, which office at the date of this Agreement is the office of the Initial Note A Holder listed on Exhibit B hereto, and which is the address to which notices to and correspondence with the Agent should be directed. The Agent may change the address of its designated office by notice to the Noteholders.

“Agreement” shall mean this Agreement between Noteholders, the exhibits and schedule hereto and all amendments hereof and supplements hereto.

“Appraisal” shall have the meaning assigned to such term in the Servicing Agreement.

“Appraisal Reduction Amount” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement; provided, however, that for purposes of this Agreement such amount shall not include any “deemed” or imputed reduction to value pending receipt of an Appraisal; and provided further, that in calculating an Appraisal Reduction Amount the Servicer shall not make a downward or negative adjustment to the appraised value of the Mortgaged Property set forth in any Appraisal obtained pursuant to the Servicing Agreement; and provided further, however, that no default interest, penalty charges, prepayment charges, yield maintenance charges, liquidated damage amounts or other similar fees or charges due and owing on the Mortgage Loan shall be considered for purposes of calculating the Appraisal Reduction Amount.

“Asset Representations Reviewer” shall mean any asset representations reviewer appointed as provided in the Servicing Agreement.

“Asset Status Report” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Balloon Payment” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement.

“CDO Asset Manager” with respect to any Securitization Vehicle which is a CDO, shall mean the entity which is responsible for managing or administering the applicable Note as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the applicable Note).

“Certificate Administrator” shall mean any certificate administrator appointed as provided in the Servicing Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall have the meaning assigned to such term in the Servicing Agreement.

“Commission” means the U.S. Securities and Exchange Commission or any successor thereto.

“Conduit” shall have the meaning assigned to such term in Section 19(f).

“Conduit Credit Enhancer” shall have the meaning assigned to such term in Section 19(f).

“Conduit Inventory Loan” shall have the meaning assigned to such term in Section 19(f).

“Consolidated Note” shall have the meaning assigned to such term in the preamble to this Agreement.

“Consultation Appraisal Period” shall mean any period with respect to the Mortgage Loan, if and for so long as:

(a)         (1) the initial Note B Principal Balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, Note B after the date of creation of Note B and (y) any losses realized with respect to any Mortgaged Property or the Mortgage Loan that are allocated to Note B, is less than

(b)        25% of the remainder of the (i) initial Note B Principal Balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Note B Holder on Note B after the date of creation of Note B.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.

“Control Appraisal Period” shall mean any period with respect to the Mortgage Loan, if and for so long as:

(a)         (1) the initial Note B Principal Balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, Note B after the date of creation of Note B, (y) any Appraisal Reduction Amount for the Mortgage Loan that is allocated to Note B and (z) any losses realized with respect to any Mortgaged Property or the Mortgage Loan that are allocated to Note B, is less than

(b)        25% of the remainder of the (i) initial Note B Principal Balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Note B Holder on Note B after the date of creation of Note B.

“Controlling Class Representative” shall mean the “Controlling Class Representative”, if any, as defined in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Controlling Noteholder” shall mean as of any date of determination (i) the Note B Holder, unless a Control Appraisal Period has occurred and is continuing or (ii) if a Control Appraisal Period has occurred and is continuing, the Note A Holder; provided that at any time the Note A Holder is the Controlling Noteholder and Note A is included in the Note A Securitization, references to the “Controlling Noteholder” herein shall mean the Controlling Class Representative or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” hereunder, as and to the extent provided in the Servicing Agreement; and provided further that, if the Note B Holder would be the Controlling Noteholder pursuant to the terms hereof, but any interest in such Note B is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, or the Mortgage Loan Borrower or Mortgage Loan Borrower Related Party would otherwise be entitled to exercise the rights of the Controlling Noteholder, a Control Appraisal Period shall be deemed to have occurred. The Note B Holder is the Controlling Holder as of the Closing Date.

“CREFI” shall have the meaning assigned to such term in the preamble to this Agreement.

“Cure Period” shall have the meaning assigned to such term in Section 11(a).

“DBRS” shall mean DBRS, Inc., and its successors in interest.

“Defaulted Mortgage Loan Purchase Price” shall mean the sum, without duplication, of

(a) the Principal Balance of Note A, (b) accrued and unpaid interest on the Note A Principal Balance at the Note A Rate from the date as to which interest was last paid in full by

Mortgage Loan Borrower up to and including the end of the interest accrual period relating to the Monthly Payment Date next following the date the purchase occurred (but excluding any interest paid by the Note B Holder or the Servicer), (c) any other amounts due under the Mortgage Loan to the Note A Holder (exclusive of any amounts paid by the Note B Holder), other than Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, provided that if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser, the Defaulted Mortgage Loan Purchase Price shall include Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed Advances and any expenses incurred in enforcing the Mortgage Loan Documents (including, without limitation, Property Protection Advances payable or reimbursable to any Servicer, and special servicing fees incurred by or on behalf of the Note A Holder, in each case solely with respect to the Mortgage Loan or the Mortgaged Property), (e) without duplication of amounts under clause (c), any accrued and unpaid Advance Interest Amount with respect to an Advance made by or on behalf of the Note A Holder, (f) (x) if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser or (y) if the Mortgage Loan is purchased after ninety (90) days after such option first becomes exercisable pursuant to Section 12 of this Agreement, any liquidation or workout fees payable under the Servicing Agreement with respect to the Mortgage Loan and (g) any Recovered Costs not reimbursed previously to the Note A Holder pursuant to this Agreement. Notwithstanding the foregoing, if the purchasing Noteholder is purchasing from the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, the Defaulted Mortgage Loan Purchase Price shall not include the amounts described under clauses (d) through (f) of this definition. If the Mortgage Loan is converted into a Foreclosure Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue on Note A at the Note A Rate, as applicable, as if the Mortgage Loan were not so converted. In no event shall the Defaulted Mortgage Loan Purchase Price include amounts due or payable to the purchasing Noteholder under this Agreement.

“Defaulted Note Purchase Date” shall have the meaning assigned to such term in Section 12.

“Default Interest” shall mean interest on the Mortgage Loan at a rate per annum equal to the Note Default Interest Spread.

“Depositor” shall mean J.P. Morgan Chase Commercial Mortgage Securities Corp. or any other special-purpose depositor entity that transfers all or part of the Mortgage Loan to a Securitization.

“Directing Certificateholder” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Event of Default” shall mean, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Documents.

“Final Recovery Determination” shall have the meaning assigned to such term in the Servicing Agreement.

“Fitch” shall mean Fitch Ratings, Inc., and its successors in interest.

“Foreclosure Property” shall have the meaning assigned to such term in the Servicing Agreement.

“Grace Period” shall have the meaning assigned to such term in Section 11(a).

“Independent” shall have the meaning assigned to such term in the Servicing Agreement.

“Initial Agent” shall have the meaning assigned to such term in the recitals.

“Initial Note A Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note B Holder” shall have the meaning assigned to such term in the recitals.

“Initial Noteholders” shall mean, collectively, the Initial Note A Holder and the Initial Note B Holder.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower, any action for the dissolution of the Mortgage Loan Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall refer to any such entity.

“Insurance and Condemnation Proceeds” shall have the meaning assigned to such term or any one or more analogous terms in the Servicing Agreement.

“Interested Person” shall have the meaning assigned to such term in the Servicing Agreement.

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CDO, shall mean a trust vehicle or entity which holds the applicable Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“KBRA” shall mean Kroll Bond Rating Agency, Inc., or its successor in interest.

“Lender” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Liquidation Proceeds” shall have the meaning assigned to such term in the Servicing Agreement or any one or more analogous terms in the Servicing Agreement.

“Major Decision” shall mean,

(i)          any proposed or actual foreclosure upon (including the amount bid at any foreclosure sale) or comparable conversion (which shall include acquisitions of any Foreclosure Property) of the ownership of the property or properties securing the Mortgage Loan if it comes into and continues in default;

(ii)         any modification, consent to a modification or waiver of any monetary term (including any amendment to the cash management provisions contained in the Mortgage Loan Documents or the timing of payments and acceptance of discounted payoffs, but excluding the waiver or reduction of late fees and default interest on Note A) or material non-monetary term (including any term limiting (a) changes in use or zoning or (b) the performance of alterations) of the Mortgage Loan Documents or any extension of the maturity date of the Mortgage Loan;

(iii)        following a default or an event of default with respect to the Mortgage Loan Documents, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan Documents;

(iv)        any sale of Foreclosure Property for less than the aggregate of all amounts owing under the Mortgage Loan Documents;

(v)         any determination to bring a Mortgaged Property or a Foreclosure Property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials (as defined in the Servicing Agreement) located at a Mortgaged Property or a Foreclosure Property;

(vi)       any release of collateral or any acceptance of substitute or additional collateral for the Mortgage Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan Documents and for which there is no lender discretion;

(vii)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Mortgage Loan or any consent to such a waiver or any consent to (w) a transfer of all or any portion of the Mortgaged Property (x) the assignment of the Master Lease, (y) the subletting of substantially all of the Mortgaged Property or Master Lease Premises (other than for actual occupancy) or (z) the transfer of any direct or indirect legal or beneficial interests in the Mortgage Loan Borrower or the Master Lease Tenant;

(viii)      any incurrence of additional debt by the Mortgage Loan Borrower or any mezzanine financing by any beneficial owner of the Mortgage Loan

Borrower (to the extent that the lender has consent rights pursuant to the related Mortgage Loan Documents);

(ix)        any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Mortgage Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(x)         any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager or franchise changes (in each case, if the lender is required to consent or approve such changes under the Mortgage Loan Documents);

(xi)         releases of any amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan Documents and for which there is no lender discretion;

(xii)       any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(xiii)      any determination of an Acceptable Insurance Default (as defined in the Servicing Agreement);

(xiv)      any determination by the Master Servicer to transfer the Mortgage Loan to the Special Servicer under the circumstances described in paragraph (vii) of the definition of “Special Servicing Loan Event” (as defined in the Servicing Agreement); or

(xv)       any modification, waiver or amendment of any lease, the execution of any new lease, the granting of a subordination and non-disturbance or attornment agreement or the release of any tenant or lease guarantor, in connection with any lease at a Mortgaged Property (other than the Master Lease) if the same requires the lender’s approval or consent pursuant to the Mortgage Loan Documents;

(xvi)      any amendment, modification, release, termination, subordination or non-disturbance with respect to the Master Lease or the Master Lease Tenant;

(xvii)     any adoption or implementation of a budget submitted by the Mortgage Loan Borrower to the extent lender approval is required under the Mortgage Loan Documents;

(xviii)    the voting or refraining from voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Mortgage Loan Borrower;

(xix)       the release of a guarantor under the Mortgage Loan Documents or the approval of any replacement or additional guarantor under the Mortgage Loan Documents;

(xx)        the approval of any property improvement plans or other material alterations proposed for the Mortgaged Property; and

(xxi)      subject to the REMIC provisions of the Code, any determination regarding the application of casualty or condemnation proceeds to restoration of the Mortgaged Property or to repayment of the Mortgage Loan;

provided, however that upon the occurrence and during the continuance of a Control Appraisal Period, “Major Decision” shall have the meaning given to such term in the Servicing Agreement.

“Master Lease” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Master Lease Guarantor” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Master Lease Tenant” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Master Servicer” shall mean the master servicer appointed to service and administer the Mortgage Loan as provided in the Servicing Agreement.

“Model PSA” shall mean the Pooling and Servicing Agreement dated as of October 1, 2017 between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer with respect to the JPMDB Commercial Mortgage Securities Trust 2017-C7, Commercial Mortgage Pass-Through Certificates, Series 2017-C7.

“Monetary Default” shall have the meaning assigned to such term in Section 11(a).

“Monetary Default Notice” shall have the meaning assigned to such term in Section 11(a).

“Monthly Payment Date” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Morningstar”: Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Realpoint LLC.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Agreement” shall mean the Loan Agreement, dated as of December 14, 2017, between the Mortgage Loan Borrower, as borrower, CREFI, as Lender, individually as a co-lender and as agent for one or more co-lenders, and SNCC, as co-lender, as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof.

“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals; provided, however, that following any transaction affecting the title to the Mortgaged Property that is permitted under the Mortgage Loan Documents, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents.

“Mortgage Loan Borrower Related Party” shall have the meaning assigned to such term in Section 18.

“Mortgage Loan Documents” shall mean, with respect to the Mortgage Loan, the Mortgage Loan Agreement, the Mortgage, the Notes and all other documents now or hereafter evidencing and securing the Mortgage Loan.

“Mortgage Loan Rate” shall mean, as of any date of determination, the weighted average of the Note A Rate and the Note B Rate.

“Mortgage Loan Schedule” shall mean the Schedule attached hereto as Exhibit A.

“Net Note A Rate” shall mean the Note A Rate minus the Servicing Fee Rate applicable to Note A.

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Servicer on behalf of the Noteholders to make such payments free of any obligation or liability for withholding.

“Non-Monetary Default” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Cure Period” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Notice” shall have the meaning assigned to such term in Section 11(d).

“Note” shall mean either of Note A and Note B, as applicable.

“Note A” shall have the meaning assigned to such term in the recitals.

“Note A Default Rate” shall mean a rate per annum equal to the Note A Rate plus the Note Default Interest Spread.

“Note A Holder” shall mean the Initial Note A Holder, or any subsequent holder of the Note A, together with its successors and assigns.

“Note A Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note A Principal Balance and the denominator of which is the sum of the Note A Principal Balance and the Note B Principal Balance.

“Note A Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A PSA” shall mean the pooling and servicing agreement to be entered into in connection with the initial Note A Securitization, by and between (a) the Trustee, (b) the Master Servicer, (c) the Special Servicer, (d) the Depositor, (e) the Certificate Administrator, (f) the Operating Advisor and (g) the Asset Representations Reviewer.

“Note A Rate” shall mean the Note A Rate set forth on the Mortgage Loan Schedule.

“Note A Relative Spread” shall mean the ratio of the Note A Rate to the Mortgage Loan Rate.

“Note A Securitization” shall mean the sale by the Note A Holder of Note A (or the first securitization of any portion of such Note, if applicable) to the Depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Note A Securitization Trust” shall mean a trust formed pursuant to the Note A Securitization.

“Note B” shall have the meaning assigned to such term in the recitals.

“Note B Default Rate” shall mean a rate per annum equal to the Note B Rate plus the Note Default Interest Spread.

“Note B Holder” shall mean the Initial Note B Holder, and any successor in interest, or any subsequent holder of the Note B.

“Note B Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note B Principal Balance and the denominator of which is the sum of the Note A Principal Balance, and the Note B Principal Balance.

“Note B Principal Balance” shall mean, at any time of determination, the Initial Note B Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note B Rate” shall mean the Note B Rate set forth on the Mortgage Loan Schedule.

“Note B Relative Spread” shall mean the ratio of the Note B Rate to the Mortgage Loan Rate.

“Note Default Interest Spread” shall mean a rate per annum equal to four percent (4.0%); provided, however, that if the weighted average of the Note A Default Rate and the Note B Default Rate would exceed the maximum rate permitted by applicable law, the Note Default Interest Spread shall equal (i) the rate at which the weighted average of the Note A Default Rate and the Note B Default Rate equals the maximum rate permitted by applicable law minus (ii) the Mortgage Loan Rate.

“Note Pledgee” shall have the meaning assigned to such term in Section 19(e).

“Note Rate” shall mean any of the Note A Rate, the Note and the Note B Rate, as applicable.

“Note Register” shall have the meaning assigned to such term in Section 21.

“Noteholder” shall mean any of the Note A Holder and Note B Holder, as applicable.

“Noteholder Purchase Notice” has the meaning assigned to such term in Section 12.

“Operating Advisor” shall mean any operating advisor appointed as provided in the Servicing Agreement.

“Percentage Interest” shall mean, with respect to the Note A Holder, the Note A Percentage Interest, and with respect to the Note B Holder, the Note B Percentage Interest, as each may be adjusted from time to time.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities on Exhibit C attached hereto and made a part hereof or any other a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least

$250,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall have the meaning assigned to such term in the Servicing Agreement.

“Pledge” shall have the meaning assigned to such term in Section 19(e).

“Prepayment Premium” shall mean, with respect to the Mortgage Loan, any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Mortgage Loan pursuant to the Mortgage Loan Documents, including any exit fee.

“Principal Balance” shall mean any of the Note A Principal Balance and the Note B Principal Balance, as applicable.

“Property Protection Advances” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Qualified Institutional Lender” shall mean each of the Initial Noteholders, Citigroup Commercial Mortgage Securities Inc. (and any Affiliates and subsidiaries of such entity) and any other Person that is:

(a)   an entity Controlled (as defined below) by, under common Control with or Controlling either the Initial Note A Holder or the Note B Holder, or

(b)   one or more of the following:

(i)          a real estate investment bank, an insurance company, reinsurance trust, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or

(ii)         an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended, or

(iii)        a Qualified Trustee (or in the case of a CDO, a single purpose bankruptcy remote entity which contemporaneously assigns or pledges its Note B, or a participation interest therein (or any portion thereof) to a Qualified Trustee) in connection with (a) a securitization of, (b) the creation of collateralized debt obligations (“CDO”) secured by, or (c) a financing through an “owner trust” of, a Note (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with such securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of such Note to such Securitization Vehicle); (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating or is otherwise acceptable to the Rating Agencies rating each Securitization (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Note in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (i), (ii), (iii), (iv) or (v) of this definition, or

(iv)       an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $250,000,000, in which (A) the Note A or the Note B Holder, as applicable, (B) a person that is otherwise a Qualified Institutional Lender under clause (i), (ii) or (v) (with respect to an institution substantially similar to the entities referred to in clause (i) or (ii) above), or (C) a Permitted Fund Manager, acts as a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders (without regard to the capital surplus/equity and total asset requirements set forth below in the definition), or

(v)         an institution substantially similar to any of the foregoing, and in the case of any entity referred to in clause (b)(i), (b)(ii), (b)(iii)(a), (b)(iv)(B) or (b)(v) of this definition, (x) such entity has at least $100,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm, asset manager or similar fiduciary) and at least $250,000,000 in total assets (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan (or mezzanine loans with respect thereto) or owning or operating commercial real estate properties; provided that, in the case of the entity described in clause (iv) (B) above, the requirements of this clause (y) may be satisfied by a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such entity, or

(vi)        a Person that is otherwise a Qualified Institutional Lender but is acting in an agency capacity for a syndicate of lenders where at least 51% of the lenders in such syndicate are otherwise Qualified Institutional Lenders under clauses (b)(i), (ii), (iv) and (v) above, or

(c)    any entity Controlled (as defined below) by any of the entities described in clause (b) above or approved by the Rating Agencies hereunder as a Qualified Institutional Lender for purposes of this Agreement, or as to which the Rating Agencies have stated they would not review such entity in connection with the subject transfer.

For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” have the meaning correlative thereto).

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the applicable Rating Agencies.

“Rating Agencies” shall mean any of (a) S&P, (b) Moody’s, (c) Fitch, (d) DBRS, (e) KBRA and (f) Morningstar or, (g) if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by the Depositor to rate the securities issued in connection with the Securitization of Note A; provided, however, that, at any time during which Note A is an asset of the Note A Securitization, “Rating Agencies” or “Rating Agency” shall mean with respect to Note A only those rating agencies that are engaged by the Depositor from time to time to rate the securities issued in connection with the Note A Securitization.

“Rating Agency Confirmation” shall mean (a) prior to the initial Securitization, with respect to any matter set forth herein requiring a Rating Agency Confirmation, the approval of the Note A Holder, which approval shall not be unreasonably withheld, conditioned or delayed, and (b) after the initial Securitization, the meaning given thereto or to any analogous term in the Servicing Agreement including any deemed Rating Agency Confirmation.

“Recovered Costs” shall mean any amounts referred to in clauses (i)(d) and/or (i)(e) of the definition of “Defaulted Mortgage Loan Purchase Price” that, at the time of determination, had been previously paid or reimbursed to any Servicer from sources other than collections on or in respect of the Mortgage Loan or the Mortgaged Property (including, without limitation, from collections on or in respect of loans, if any, other than the Mortgage Loan).

“Redirection Notice” shall have the meaning assigned to such term in Section 19(e).

“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the

Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein.

“Relative Spread” shall mean either of the Note A Relative Spread or Note B Relative Spread, as the context may require.

“REMIC” shall mean a real estate mortgage investment conduit within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” shall mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Required Special Servicer Rating” shall mean with respect to a special servicer (i) in the case of Fitch, a rating of “CSS3”, (ii) in the case of S&P, such special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (iii) in the case of Moody’s, such special servicer is acting as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage loans, (iv) in the case of Morningstar, either (a) the applicable replacement has a special servicer ranking of at least “MOR CS3” by Morningstar (if ranked by Morningstar) or (b) if not ranked by Morningstar, is currently acting as a special servicer on a deal or transaction-level basis for all or a significant portion of the related mortgage loans in other CMBS transactions rated by any of S&P, Moody’s, Morningstar, Fitch, DBRS or KBRA and the trustee does not have actual knowledge that Morningstar has, and the replacement special servicer certifies that Morningstar has not, with respect to any such other CMBS transaction, qualified, downgraded or withdrawn its rating or ratings on one or more classes of such CMBS transaction citing servicing concerns of the applicable replacement as the sole or material factor in such rating action, (v) in the case of KBRA, KBRA has not cited servicing concerns of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination, and (vi) in the case of DBRS, such special servicer is currently acting as special servicer for one or more loans included in a commercial mortgage loan securitization that is rated by DBRS, and DBRS has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination.

“Risk Retention Requirements” shall mean the credit risk retention requirements of Section 15G of the Exchange Act (15 U.S.C. §78o-11), as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Risk Retention Rules” shall mean the joint final rule that was promulgated to implement the Risk Retention Requirements (which such joint final rule has been codified, inter alia, at 17 C.F.R. § 246), as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Commission and the Department of Housing and Urban Development in the adopting release (79 Fed. Reg. 77601 et seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective from time to time as of the applicable compliance date specified therein.

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and its successors in interest.

“Securitization” shall mean one or more sales by the Note A Holder or Note B Holder of all or a portion of such Note to a depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Securitization Date” shall mean the effective date on which the Securitization of Note A or portion thereof is consummated.

“Securitization Trust” shall mean a trust formed pursuant to a Securitization pursuant to which Note A or Note B is held.

“Sequential Pay Event” shall mean any Event of Default with respect to an obligation to pay money due under the Mortgage Loan, any other Event of Default for which the Mortgage Loan is actually accelerated or any other Event of Default which causes the Mortgage Loan to become a Specially Serviced Mortgage Loan, or any bankruptcy or insolvency event that constitutes an Event of Default; provided, however, that unless the Servicer has notice or knowledge of such event at least ten (10) Business Days prior to the applicable distribution date, distributions will be made sequentially beginning on the subsequent distribution date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Mortgage Loan. A Sequential Pay Event shall no longer exist to the extent it has been cured (including any cure payment made by the Note B Holder (unless a Control Appraisal Period has occurred and is continuing) in accordance with Section 11) and shall not be deemed to exist to the extent the Note B Holder is exercising its cure rights under Section 11.

“Servicer” shall mean the Master Servicer or the Special Servicer, as the context may require.

“Servicing Agreement” shall mean the Note A PSA; provided that in the event that Note A is no longer an asset of the trust fund created pursuant to the Note A PSA, the “Servicing Agreement” shall be determined in accordance with Section 2(f).

“Servicing Fee Rate” shall have the meaning assigned to such term in the Servicing Agreement; provided, however, that for the avoidance of doubt the servicing fee shall accrue only on the outstanding principal balance of Note A from time to time.

“Servicing Standard” shall have the meaning assigned to such term in the Servicing Agreement.

“Special Servicer” shall mean the special servicer appointed as provided in the Servicing Agreement and this Agreement.

“Specially Serviced Loan” shall have the meaning assigned to such term in the Servicing Agreement.

“Special Servicing Loan Event” shall have the meaning assigned to such term in the Servicing Agreement.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Threshold Event Collateral” shall have the meaning assigned to such term in Section 5(g).

“Threshold Event Cure” shall have the meaning assigned to such term in Section 5(g).

“Transfer” shall mean any sale, assignment, transfer, pledge, syndication, participation, hypothecation, contribution, encumbrance or other disposition (either (i) directly or (ii) indirectly through entering into a derivatives contract or any other similar agreement, excluding a repurchase financing or a Pledge in accordance with Section 19(e)).

“Trustee” shall mean the trustee appointed as provided in the Servicing Agreement.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 that is eligible to elect to be treated as a U.S. Person).

“Withheld Amounts” shall have the meaning assigned to such term in Section 3.

“Workout” shall mean any written modification, waiver, amendment, restructuring or workout of the Mortgage Loan or the Note entered into with the Mortgage Loan Borrower in accordance with the Servicing Agreement.

Section 2.       Servicing.

(a)         Each Noteholder acknowledges and agrees that, subject to this Agreement, the Mortgage Loan shall be serviced pursuant to this Agreement and the Servicing Agreement; provided that the Master Servicer shall not be obligated to advance monthly payments of principal or interest in respect of the Notes other than the Note A if such principal or interest is not paid by the Mortgage Loan Borrower but shall be obligated to advance delinquent real estate taxes, insurance premiums and other expenses related to the maintenance of the Mortgaged Property and maintenance and enforcement of the lien of the Mortgage thereon, subject to the terms of the Servicing Agreement. The Note B Holder acknowledges that the Note A Holder may elect, in its sole discretion, to include Note A in the Note A Securitization and agrees that it will reasonably cooperate with such other Noteholder, at such other Noteholder’s expense, to effect such Securitization. Subject to the terms and conditions of this Agreement, each Noteholder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee under the Servicing Agreement by the Depositor, and the appointment of the Special Servicer as the initial Special Servicer under the Servicing Agreement by the Depositor (subject to replacement by the Controlling Noteholder as provided herein) and agrees to reasonably cooperate with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with this Agreement and the Servicing Agreement. Each Noteholder hereby appoints the Master Servicer, the Special Servicer and the Trustee in the Note A Securitization as such Noteholder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Servicing Agreement (subject at all times to the rights of the Noteholders set forth herein and in the Servicing Agreement). In no event shall the Servicing Agreement require any Servicer to enforce the rights of any Noteholder against any other Noteholder or limit any Servicer in enforcing the rights of one Noteholder against any other Noteholder; however, this statement shall not be construed to otherwise limit the rights of one Noteholder with respect to any other Noteholder. Each Servicer shall be required pursuant to the Servicing Agreement to service the Mortgage Loan in accordance with the Servicing Standard, the terms of the Mortgage Loan Documents, the Servicing Agreement and applicable law, and shall not take any action or refrain from taking any action or follow any direction inconsistent with the foregoing.

(b)        In no event shall the Note B Holder be entitled to exercise any rights of the “directing holder”, controlling or consulting class or any analogous class or holder under the Servicing Agreement except to the extent the Note B Holder is given such rights expressly under the terms of this Agreement or the Servicing Agreement in its capacity as the Controlling Noteholder.

(c)         The Servicing Agreement shall, with respect to the Mortgage Loan and the rights and obligations of the Servicer, the Note A Holder and the Note B Holder, include terms and conditions that are no less favorable to the Note B Holder than those set forth herein and in the Model PSA with respect to similarly structured AB Whole Loans that are serviced under the subject servicing agreement. Without limiting the foregoing, in no event may the Servicing Agreement change the interest allocable to, or the amount of any payments due to, the Note B Holder or materially increase the Note B Holder’s obligations or materially decrease the Note B Holder’s rights, remedies or protections hereunder or otherwise adversely affect the Note B Holder’s rights hereunder. Furthermore, the Servicing Agreement must provide (as is provided in Section 3.24(a) of the Model PSA), that in the event of any conflict between the terms of the Servicing Agreement and this Agreement, this Agreement shall govern.

(d)        The Servicing Agreement shall contain provisions to the effect that (and to the extent such following provisions are not included in the Servicing Agreement, they shall be deemed incorporated therein and made a part thereof):

(i)          any payments received on the Mortgage Loan shall be paid by the Master Servicer to each of the Noteholders on the “master servicer remittance date” under the Servicing Agreement;

(ii)         the Controlling Noteholder shall be entitled to receive, and the Master Servicer and the Special Servicer shall provide access to, any information relating to the Mortgage Loan, the Mortgage Loan Borrower or the Mortgaged Property as the Controlling Noteholder may reasonably request and would be customarily in the possession of, or collected or known by, the Master Servicer or the Special Servicer of mortgage loans similar to the Mortgage Loan and, in any event, all information that is required to be provided to holders of the securities issued by the Note A Securitization Trust but not limited to standard CREFC reports and Asset Status Reports, provided that if an interest in the Controlling Noteholder or the related Note is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, then the Controlling Noteholder shall not be entitled to receive the Asset Status Report or any other information relating to the Special Servicer’s workout strategy or any “excluded information” or analogous term under the Servicing Agreement;

(iii)       each Noteholder is an intended third party beneficiary in respect of the rights afforded it under the Servicing Agreement and may directly enforce such rights; and

(iv)        the Servicing Agreement may not be amended without the consent of the Note B Holder if such amendment would be materially adverse to the Note B holder or would materially adversely affect the Mortgage Loan or the Note B Holder’s rights with respect thereto.

(e)         Notwithstanding anything to the contrary contained in this Agreement, any obligation of the Servicer pursuant to the terms hereof shall be performed by the Master Servicer or the Special Servicer, as applicable, as set forth in the Servicing Agreement.

(f)         At any time after the Securitization Date that Note A is no longer subject to the provisions of the Servicing Agreement, the Note A Holder shall cause the Mortgage Loan to be serviced pursuant to a servicing agreement that contains servicing provisions which are the same as or more favorable to the Note B Holder, in substance, to those in the Servicing

Agreement and all references herein to the “Servicing Agreement” shall mean such subsequent servicing agreement; provided, however, that until a replacement servicing agreement has been entered into, the Note A Holder shall cause the Mortgage Loan to be serviced in accordance with the servicing provisions set forth in the Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan; provided, however, that the Servicer under such replacement Servicing Agreement shall have no further obligations to advance monthly payments of principal and interest; provided, further, however, that until a replacement servicing agreement is in place, the actual servicing of the Mortgage Loan may be performed by any nationally recognized commercial mortgage loan servicer meeting the requirements of the Servicing Agreement appointed by the Note A Holder and the special servicer appointed by the Controlling Noteholder and does not have to be performed by the service providers set forth under the Servicing Agreement.

Section 3.       Subordination of Note B; Payments Prior to a Sequential Pay Event. Note B and the rights of the Note B Holder to receive payments of interest, principal and other amounts with respect to such Note B shall at all times be junior, subject and subordinate to Note A and the right of the Note A Holder to receive payments of interest, principal and other amounts with respect to Note A as set forth herein. If no Sequential Pay Event shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of Monthly Payments, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance and Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents (to the extent, in accordance with the terms of the Mortgage Loan Documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer or the Trustee under the Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Operating Advisor, Asset Representations Reviewer or Trustee solely with respect to the servicing and administration of the Mortgage Loan pursuant to the Servicing Agreement (such amounts contemplated by clauses (x) and (y), “Withheld Amounts”), shall be distributed by the Master Servicer in the following order of priority without duplication (including duplication of any item covered by a Withheld Amount) (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)          first, to the Note A Holder, in an amount equal to the accrued and unpaid interest on the Note A Principal Balance at the Net Note A Rate;

(b)        second, to the Note A Holder in an amount equal to the sum of (x) the Note A Percentage Interest of all principal payments received (other than principal payments related to Insurance and Condemnation Proceeds), if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan and (y) any Insurance and Condemnation Proceeds received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan allocated as principal on the Mortgage Loan and payable to the Noteholders, until the Note A Principal Balance has been reduced to zero;

(c)        third, to the Note A Holder up to the amount of any unreimbursed costs and expenses paid by such Note A Holder including any Recovered Costs not previously reimbursed to such Noteholder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed to such Servicer) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement and in any event not already constituting any Withheld Amounts;

(d)          fourth, to the Note B Holder in an amount equal to the accrued and unpaid interest on the Note B Principal Balance at the Note B Rate;

(e)          fifth, to the Note B Holder in an amount equal to the sum of (x) the Note B Percentage Interest of all principal payments received (other than principal payments related to Insurance and Condemnation Proceeds), if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan and (y) any Insurance and Condemnation Proceeds received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan allocated as principal on the Mortgage Loan and payable to the Noteholders remaining after giving effect to the allocations in clause (b) above, until the Note B Principal Balance has been reduced to zero;

(f)         sixth, to the Note A Holder in an amount equal to the product of (i) the Percentage Interest of such Note multiplied by (ii) the Note A Relative Spread, and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(g)         seventh, to the Note B Holder in an amount equal to the product of (i) the Percentage Interest of such Note multiplied by (ii) the Note B Relative Spread and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(h)         eighth, to the extent the Note B Holder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Note B Holder for all such cure payments;

(i)         ninth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(h) and, as a result of a Workout the Principal Balance of the Note B has been reduced, such excess amount shall be paid to the Note B Holder in an amount up to the reduction, if any, of the Note B Principal Balance as a result of such Workout, plus interest on such amount at the related Note B Rate;

(j)          tenth, any assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to the Note A Holder and the Note B Holder, pro rata, based on their respective Percentage Interests; provided that the Note A Holder’s pro rata share of the same shall only be paid to the Note A Holder to the extent it is not otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case provided that such reimbursements or payments relate to the Mortgage Loan); and

(k)        eleventh, if any excess amount, including, without limitation, any Default Interest, is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(j), any remaining amount shall be paid pro rata to the Note A Holder and the Note B Holder in accordance with their respective initial Percentage Interests.

Section 4.      Payments Following a Sequential Pay Event. Payments of interest and principal shall be made to the Noteholders in accordance with Section 3 of this Agreement; provided, if a Sequential Pay Event shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof (including without limitation amounts received by the Master Servicer or Special Servicer pursuant to the Servicing Agreement as reimbursements on account of recoveries in respect of Advances), whether received in the form of Monthly Payments, any proceeds from the sale or distribution of any Foreclosure Property, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance and Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding any Withheld Amounts, shall be distributed by the Master Servicer in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)          first, to the Note A Holder in an amount equal to the accrued and unpaid interest on the Note A Principal Balance at the Net Note A Rate;

(b)         second, to the Note A Holder, until the Note A Principal Balance has been reduced to zero;

(c)        third, to the Note A Holder up to the amount of any unreimbursed costs and expenses paid by such Note A Holder including any Recovered Costs not previously reimbursed to such Noteholder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed to such Servicer) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement and in any event not already constituting any Withheld Amounts;

(d)          fourth, to the Note B Holder in an amount equal to the accrued and unpaid interest on the Note B Principal Balance at the Note B Rate;

(e)          fifth, to the Note B Holder, until the Note B Principal Balance has been reduced to zero;

(f)          sixth, to the Note A Holder in an amount equal to the product of (i) the Percentage Interest of such Note multiplied by (ii) the Note A Relative Spread and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(g)         seventh, to the Note B Holder in an amount equal to the product of (i) the Percentage Interest of such Note multiplied by (ii) the Note B Relative Spread and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(h)         eighth, to the extent the Note B Holder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Note B Holder for all such cure payments;

(i)         ninth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(h) and, as a result of a Workout the Principal Balance of the Note B has been reduced, such excess amount shall be paid to the Note B Holder in an amount up to the reduction, if any, of the Note B Principal Balance as a result of such Workout, plus interest on such amount at the related Note B Rate;

(j)          tenth, any assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to the Note A Holder and the Note B Holder, pro rata, based on their respective Percentage Interests; provided that the Note A Holder’s pro rata share of the same shall only be paid to the Note A Holder to the extent it is not otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case provided that such reimbursements or payments relate to the Mortgage Loan); and

(k)        eleventh, if any excess amount, including, without limitation, any Default Interest, is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(j), any remaining amount shall be paid pro rata to the Note A Holder and the Note B Holder in accordance with their respective Percentage Interests.

Section 5.       Administration of the Mortgage Loan.

(a)                Subject to this Agreement (including, without limitation, Section 5(f) below) and the Servicing Agreement and consistent with the Servicing Standard, the Note A Holder (or any Servicer acting on behalf of the Note A Holder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy and no other Noteholder shall have any voting, consent or other rights whatsoever with respect to the Note A Holder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Subject to this Agreement and the Servicing Agreement (including, without limitation, Section 5(f) below) and consistent with the Servicing Standard, the Note B Holder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Note A Holder (or any Servicer acting on behalf of the Note A Holder) the rights, if any, that such Note B Holder has to, (i) call or cause the Note A Holder to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage Loan Borrower, including, without limitation, filing or causing the Note A Holder to file any bankruptcy petition against the Mortgage Loan Borrower. The Note A Holder (or any Servicer acting on behalf of the Note A Holder) shall not have any fiduciary duty to the Note A Holder or the Note B Holder in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Note A Holder or any Servicer from any obligations expressly set forth herein, including but not limited to the obligation to make any disbursement of funds as set forth herein).

(b)         The administration of the Mortgage Loan shall be governed by this Agreement and the Servicing Agreement. Each Noteholder agrees to be bound by the terms of the Servicing Agreement. The Note A Holder (or the Servicer on its behalf) shall service the Mortgage Loan in accordance with the terms of this Agreement, including without limitation, the rights of the Note B Holder set forth in Section 5(f) below and consistent with the Servicing Standard. Servicing of the Mortgage Loan shall be carried out by the Master Servicer and, if the Mortgage Loan is a Specially Serviced Mortgage Loan, by the Special Servicer, in each case pursuant to the Servicing Agreement and consistent with the Servicing Standard. Notwithstanding anything to the contrary contained herein, in accordance with the Servicing Agreement, the Note A Holder shall cause the Master Servicer and the Special Servicer to service and administer the Mortgage Loan in accordance with the Servicing Standard, taking into account the interests of each of the Noteholders as a collective whole (it being understood that the interest of the Note B Holder is subordinate to Note A, subject to the terms and conditions of this Agreement, including without limitation the rights of the Controlling Noteholder), and any Note B Holder who is not the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party shall be deemed a third party beneficiary of such provisions of the Servicing Agreement. The foregoing provisions of this Section 5(b) shall not limit or modify the rights of the Controlling Noteholder and/or the Controlling Noteholder Representative to exercise their respective rights specifically set forth under this Agreement.

(c)         Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and this Agreement (including, without limitation, Sections 5(f) and 6), if the Note A Holder in connection with a Workout of the Mortgage Loan modifies the terms thereof such that (i) the unpaid principal balance of the Mortgage Loan is decreased, (ii) the Mortgage Loan Rate or scheduled amortization payments on such Mortgage Loan are reduced, (iii) payments of interest or principal on such Mortgage Loan are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the Mortgage Loan Rate or increase in scheduled amortization payments) is made to any of the terms of the Mortgage Loan, all payments to the Note A Holder pursuant to Section 3 and Section 4, as applicable, shall be made as though such Workout did not occur, with the payment terms of Note A remaining the same as it is on the date hereof, the full economic effect of all waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such Workout shall be borne by the Note B Holder (up to the amount otherwise due on Note B). Subject to the Servicing Agreement and this Agreement (including without limitation Sections 5(f) and (6)), in the case of any modification or amendment described above, the Note A Holder (or the Servicer on its behalf) will have the sole authority and ability to revise the payment provisions set forth in Section 3 and Section 4 above in a manner that reflects the subordination of Note B to Note A with respect to the loss that is the result of such amendment or modification, including: (i) the ability to increase the Note A Percentage Interest and to reduce the Note B Percentage Interest in a manner that reflects a loss in principal as a result of such amendment or modification and (ii) the ability to change the Note A Rate and the Note B Rate, as applicable, in order to reflect a reduction in the Mortgage Loan Rate of the Mortgage Loan but shall not be permitted to change the order of the clauses set forth in Sections 3 and 4 hereof. Notwithstanding the foregoing, if any Workout, modification or amendment of the Mortgage Loan extends the original maturity date of the Mortgage Loan, for purposes of this paragraph, the Balloon Payment will be deemed not to be due on the original maturity date of the Mortgage Loan but will be deemed due on the extended maturity date of the Mortgage Loan.

(d)        All rights and obligations of the Note A Holder described hereunder may be exercised by the Servicers on behalf of the Note A Holder in accordance with the Servicing Agreement and this Agreement.

(e)         If any Note is included as an asset of a REMIC, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Notes shall each qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Noteholders pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interests of the Noteholders therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code and (iii) no Servicer may modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights which the Noteholders may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G-2(b) of the regulations of the United States Department of the Treasury, more than three months after the earliest startup day of any REMIC which includes Note A (or any portion thereof). The Noteholders agree that the provisions of this Section 5(e) shall be effected by compliance by the Note A Holder or its assignees with this Agreement or the Servicing Agreement or any other agreement which governs the administration of the Mortgage Loan or the Note A Holder’s interests therein. All costs and expenses of compliance with this Section 5(e), to the extent that such costs and expenses relate to administration of a REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, shall be borne by the Note A Holder.

Anything herein or in the Servicing Agreement to the contrary notwithstanding, in the event that a Note is included in a REMIC and the other is not, the other Noteholder shall not be required to reimburse such Noteholder that deposited its Note in the REMIC or any other Person for payment of (i) any taxes imposed on such REMIC, (ii) any costs or expenses relating to the administration of such REMIC or to any determination respecting the amount, payment or avoidance of any tax under such REMIC or (iii) any advances for any of the foregoing or any interest thereon or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, costs or expenses or advances, nor shall any disbursement or payment otherwise distributable to such other Noteholder be reduced to offset or make-up any such payment or deficit.

(f)    (i) Subject to clauses (ii) or (iii) below, if any consent, modification, amendment or waiver under or other action in respect of a Mortgage (whether or not a Special Servicing Loan Event has occurred and is continuing) that would constitute a Major Decision has been requested or proposed, at least ten (10) Business Days prior to taking action with respect to such Major Decision (or making a determination not to take action with respect to such Major Decision), the Special Servicer must receive the written consent of the Controlling Noteholder (or its Controlling Noteholder Representative) before implementing a decision with respect to such Major Decision.

(ii)         If the Note A Holder (or the Special Servicer acting on its behalf) has not received a response from the Controlling Noteholder (or its Controlling Noteholder Representative) with respect to such Major Decision within ten (10) Business Days after delivery of the notice of such Major Decision (or five (5) Business Days if the Controlling Noteholder and the Special Servicer are affiliates), the Note A Holder (or the Special Servicer acting on its behalf) shall deliver an additional copy of the notice of such Major Decision in all caps bold 14-point font: “This is a Second Notice. Failure to respond within ten (10) Business Days of this Second Notice will result in a loss of your right to consent with respect to this decision,” and if the Controlling Noteholder fails to respond to the Note A Holder (or the Special Servicer acting on its behalf) with respect to any such proposed action within ten (10) Business Days after receipt of such second notice, the Controlling Noteholder shall have no further consent rights with respect to such action.

In addition to the foregoing, in all matters relating to the administration and servicing of the Mortgage Loan under the Servicing Agreement (but not any other mortgage loans included in the Securitization, or the Securitization’s entire mortgage pool) the Controlling Noteholder shall have all of the same rights as are granted to the Directing Certificateholder under the sections of the Servicing Agreement that are analogous to Article III of the Model PSA and Section 6.08 of the Model PSA (and so long as no Control Appraisal Period or Consultation Appraisal Period is continuing the Directing Certificateholder under any Securitization shall have none of such rights insofar as they relate to the ability to approve actions of, direct, or consult with, the Servicer), provided that (i) for purposes of such rights, “Major Decision” shall be as defined herein rather than in the Servicing Agreement or the Model PSA, (ii) if a Control Appraisal Period is continuing hereunder but a Consultation Appraisal Period is not continuing hereunder, then the Controlling Noteholder shall be afforded the rights afforded to the Directing Certificateholder under the Servicing Agreement during such time as a Control Termination Event (as defined in the Servicing Agreement) is continuing but a Consultation Termination Event (as defined in the Servicing Agreement) is not continuing, and (iii) if a Consultation Appraisal Period is continuing hereunder, then the Controlling Noteholder shall be afforded only those rights afforded to the Directing Certificateholder under the Servicing Agreement during such time as a Consultation Termination Event (as defined in the Servicing Agreement) is continuing.

(iii)        Notwithstanding the foregoing, the Note A Holder (or any Servicer acting on its behalf) shall not follow any advice or consultation provided by the Controlling Noteholder (or its Controlling Noteholder Representative) that would require or cause the Note A Holder (or any Servicer acting on its behalf) to violate any applicable law, including the REMIC Provisions, be inconsistent with the Servicing Standard, require or cause the Note A Holder (or any Servicer acting on its behalf) to violate provisions of this Agreement or the Servicing Agreement, require or cause the Note A Holder (or any Servicer acting on its behalf) to violate the terms of the Mortgage Loan, or materially expand the scope of any Note A Holder’s (or any Servicer acting on its behalf) responsibilities under this Agreement or the Servicing Agreement.

Prior to a Control Appraisal Period, the Special Servicer shall be required to provide copies to the Note A Holder (or, after the Note A Securitization, the Controlling Class Representative) of any notice, information and report that is required to be provided to the Controlling Noteholder pursuant to the Servicing Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report within the same time frame such notice, information and report is required to be provided to the Controlling Noteholder, and (ii) the Special Servicer shall be required to consult with the Note A Holder (or, after the Note A Securitization, the Controlling Class Representative) on a strictly non-binding basis, to the extent having received such notices, information and reports, the Note A Holder (or, after the Note A Securitization, the Controlling Class Representative) requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report, and consider alternative actions recommended by the Note A Holder (or, after the Note A Securitization, the Controlling Class Representative); provided that after the expiration of a period of ten (10) Business Days from the delivery to the Note A Holder (or, after the Note A Securitization, the Controlling Class Representative) by the Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Special Servicer shall no longer be obligated to consult with the Note A Holder (or, after the Note A Securitization, the Controlling Class Representative), whether or not the Note A Holder (or, after the Note A Securitization, the Controlling Class Representative) has responded within such ten (10) Business Day period (unless, the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

The Noteholders acknowledge that the Servicing Agreement may contain certain provisions that give the Operating Advisor certain non-binding consultation rights with respect to Major Decisions related to compliance with the Risk Retention Rules applicable to the Note A Securitization.

(g)        The Note B Holder, if it is the Controlling Noteholder shall be entitled to avoid its applicable Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within thirty (30) days of the Special Servicer’s receipt of a third party Appraisal that indicates such Control Appraisal Period has occurred (which such Appraisal the Special Servicer will be required to deliver to the Controlling Noteholder within two Business Days of receipt by the Special Servicer of such third party Appraisal) together with the Special Servicer’s calculation of the Appraisal Reduction Amount applicable to Note B: (i) such Controlling Noteholder shall have delivered Threshold Event Collateral as a supplement to the appraised value of the Mortgaged Property, in the amount specified in clause (ii) below, to the Servicer, together with documentation acceptable to the Servicer in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of the Servicer on behalf of the Note A Holder in such collateral (a) cash collateral for the benefit of, and acceptable to, the Servicer or (b) an unconditional and irrevocable standby letter of credit with the Note A Holder (or after a Securitization of the Note A, the Servicer or such other party as provided under the Servicing Agreement) as the beneficiary, issued by a bank or other financial institutions the long term unsecured debt obligations of which are rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s (either (a) or (b), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral shall be in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the Servicing Agreement, would cause the applicable Control Appraisal Period not to occur. If the requirements of this paragraph are satisfied by the Controlling Noteholder (a “Threshold Event Cure”), no Control Appraisal Period caused by application of an Appraisal Reduction Amount shall be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the applicable Controlling Noteholder shall be required to renew such letter of credit not later than thirty (30) days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Threshold Event Collateral with an expiration date that is greater than forty-five (45) days from the date of substitution; provided, however, that, if a letter of credit is not renewed prior to thirty (30) days prior to the expiration date of such letter of credit, the letter of credit shall provide that the Servicer may (and at the direction of the applicable Controlling Noteholder, shall) draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. If a letter of credit is furnished as Threshold Event Collateral, the applicable Controlling Noteholder shall be required to replace such letter of credit with other Threshold Event Collateral within 30 days if the credit ratings of the issuing entity are downgraded below the required ratings; provided, however, that, if such Threshold Event Collateral is not so replaced, the Servicer shall draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure shall continue until (i) the appraised value of the Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent a Control Appraisal Period from occurring; or (ii) the occurrence of a Final Recovery Determination. If the appraised value of the Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Control Appraisal Period without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by the Controlling Noteholder, any or such portion of Threshold Event Collateral held by the Servicer shall promptly be returned to such Controlling Noteholder (at its sole expense). Upon a Final Recovery Determination with respect to the Mortgage Loan, such Threshold Event Collateral shall be available to reimburse each Noteholder for any realized loss pursuant to Sections 3 or 4, as applicable, with respect to the Mortgage Loan after application of the net proceeds of liquidation, not in excess of the Note A Principal Balance and the Note B Principal Balance, as the case may be, plus accrued and unpaid interest thereon at the applicable interest rate and all other Additional Servicing Expenses reimbursable under this Agreement and under the Servicing Agreement. Any Threshold Event Collateral shall be treated as an “outside reserve fund” for purposes of the REMIC Provisions and such property (and the right to reimbursement of any amounts with respect thereto from a REMIC) shall be beneficially owned by the posting Noteholder who shall be taxed on all income with respect thereto. The entire amount of Threshold Event Collateral, without a haircut or other reduction, shall be considered in determining the sufficiency of such Threshold Event Collateral to avoid a Control Appraisal Period.

(h)        The Master Servicer or Special Servicer shall obtain appraisals that meet the requirements of, and at the times required pursuant to, the terms of the Servicing Agreement.

During such time as Control Appraisal Period is continuing but a Consultation Appraisal Period is not continuing, the Note B Holder shall have the same right as that afforded to an “Appraised-Out Class” under the section of the Servicing Agreement that is analogous to Section 4.05(b) of the Model PSA, to require the Special Servicer to order an additional or updated Appraisal (referred to in the Model PSA as a “second Appraisal”) at any time with respect to the Mortgage Loan. Any such additional or updated Appraisal shall be at the expense of the Note B Holder and the Special Servicer shall obtain such additional or updated Appraisal in accordance with such section of the Servicing Agreement and re-calculate any Appraisal Reduction Amount consistent with such section.

(i)          If an Event of Default under the Mortgage Loan has occurred and is continuing, the Special Servicer may, in accordance with the terms and provisions of the Servicing Agreement, elect to sell the Mortgage Loan, subject to the consent right of the Controlling Noteholder (or its Controlling Noteholder Representative). Such sale may include each of Note A and Note B as determined by the Special Servicer in accordance with the Servicing Standard (taking into account the subordinate nature of Note B).

Section 6.       Appointment of Controlling Noteholder Representative.

(a)         The Controlling Noteholder shall have the right at any time to appoint a controlling noteholder representative to exercise its rights hereunder (the “Controlling Noteholder Representative”). The Controlling Noteholder shall have the right in its sole discretion at any time and from time to time to remove and replace the Controlling Noteholder Representative. When exercising its various rights under Section 5 and elsewhere in this Agreement, the Controlling Noteholder may, at its option, in each case, act through the Controlling Noteholder Representative. The Controlling Noteholder Representative may be any Person (other than the Mortgage Loan Borrower, its principal or any Affiliate of the Mortgage Loan Borrower), including, without limitation, the Controlling Noteholder, any officer or employee of the Controlling Noteholder, any Affiliate of the Controlling Noteholder or any other unrelated third party. No such Controlling Noteholder Representative shall owe any fiduciary duty or other duty to any other Person (other than the Controlling Noteholder). All actions that are permitted to be taken by the Controlling Noteholder under this Agreement may be taken by the Controlling Noteholder Representative acting on behalf of the Controlling Noteholder and the Note A Holder (and any Servicer) will accept such actions of the Controlling Noteholder Representative as actions of the Controlling Noteholder. The Note A Holder (or any Servicer on its behalf) shall not be required to recognize any Person as a Controlling Noteholder Representative until the Controlling Noteholder has notified the Note A Holder (and any Servicer) of such appointment and, if the Controlling Noteholder Representative is not the same Person as the Controlling Noteholder, the Controlling Noteholder Representative provides the Note A Holder (and any Servicer) with written confirmation of its acceptance of such appointment, an address, any fax number and any email address for the delivery of notices and other correspondence and a list of officers or employees of such person with whom the parties to this Agreement may deal (including their names, titles, work addresses, telephone numbers, any fax numbers and any email addresses).

(b)        Neither the Controlling Noteholder Representative nor the Controlling Noteholder will have any liability to any other Noteholder or any other Person for any action taken, or for refraining from the taking of any action pursuant to this Agreement or the Servicing Agreement, or for errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. The Noteholders agree that the Controlling Noteholder Representative and the Controlling Noteholder may take or refrain from taking actions that favor the interests of one Noteholder over any other Noteholder, and that the Controlling Noteholder Representative may have special relationships and interests that conflict with the interests of a Noteholder and, absent willful misfeasance, bad faith or gross negligence on the part of the Controlling Noteholder Representative or such Controlling Noteholder, as the case may be, agree to take no action against the Controlling Noteholder Representative, such Controlling Noteholder or any of their respective officers, directors, employees, principals or agents as a result of such special relationships or interests, and that neither the Controlling Noteholder Representative nor such Controlling Noteholder will be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting solely in the interests of any Noteholder.

(c)        If the Note A Holder is the Controlling Noteholder, the Note B Holder acknowledges and agrees all of the aforementioned rights and obligations of the Controlling Noteholder and the Controlling Noteholder Representative set forth in Section 5(f) and 5(g) and this Section 6 shall be exercisable by the Note A Holder (or the applicable Person specified in the Servicing Agreement) to the extent set forth in the Servicing Agreement.

Section 7.      Special Servicer. The Controlling Noteholder (or its Controlling Noteholder Representative), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated Special Servicer), shall have the right to appoint a replacement Special Servicer with respect to the Mortgage Loan. The Controlling Noteholder (or its Controlling Noteholder Representative) shall be entitled to terminate the rights and obligations of the Special Servicer under the Servicing Agreement, with or without cause, upon at least ten (10) Business Days’ prior written notice to the Special Servicer (provided, however, that the Controlling Noteholder and/or Controlling Noteholder Representative shall not be liable for any termination or similar fee in connection with the removal of the Special Servicer in accordance with this Section 7); such termination not to be effective unless and until (A) each Rating Agency delivers a Rating Agency Confirmation (to the extent any portion of the Mortgage Loan has been securitized); (B) the initial or successor Special Servicer has assumed in writing (from and after the date such successor Special Servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under the Servicing Agreement from and after the date it becomes the Special Servicer as they relate to the Mortgage Loan pursuant to an assumption agreement reasonably satisfactory to the Trustee; and (C) the Trustee shall have received an opinion of counsel reasonably satisfactory to the Trustee to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with the Servicing Agreement, (y) such replacement will be bound by the terms of the Servicing Agreement with respect to such Mortgage Loan and (z) subject to customary qualifications and exceptions, the applicable Servicing Agreement will be enforceable against such replacement in accordance with its terms. The Note A Holder shall promptly provide copies to any terminated Special Servicer of the documents referred to in the preceding sentence. Prior to the Note A Securitization, if the Mortgage Loan becomes a Specially Serviced Mortgage Loan, and if not later than thirty (30) days after the Mortgage Loan becomes a Specially Serviced Mortgage Loan the Controlling Noteholder (or its Controlling Noteholder Representative) elects to replace the Special Servicer, then each Noteholder agrees that no liquidation fees or workout fees shall be payable to the Special Servicer being replaced, unless such Special Servicer shall have either successfully completed a workout or a liquidation, in which case such fees shall be payable as provided herein.

Section 8.       Payment Procedure.

(a)         The Note A Holder (or the Master Servicer on its behalf), in accordance with the priorities set forth in Section 3 or 4, as applicable, and subject to the terms of the Servicing Agreement and this Agreement, will deposit or cause to be deposited all payments allocable to the Notes to the Collection Account or custodial account for the Notes established pursuant to the Servicing Agreement. The Note A Holder (or the Master Servicer on its behalf) shall establish a segregated sub-account for amounts due to each Noteholder. The Note A Holder (or the Master Servicer acting on its behalf) shall deposit such amounts to the applicable account within two (2) Business Days following the Note A Holder’s (or the Master Servicer’s acting on its behalf) receipt of properly identified and available funds from or on behalf of the Mortgage Loan Borrower.

(b)        If the Note A Holder (or the Servicer on its behalf) determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of a Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to such Noteholder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, a Note A Holder (or the Servicer on its behalf) shall not be required to distribute any portion thereof to such Noteholder and such Noteholder will promptly on demand by the Note A Holder (or the Servicer on its behalf) repay to the Note A Holder (or the Servicer on its behalf) any portion thereof that the Note A Holder (or the Servicer on its behalf) shall have theretofore distributed to such Noteholder, together with interest thereon at such rate, if any, as the Note A Holder shall have been required to pay to any Mortgage Loan Borrower, the Master Servicer, Special Servicer, any other Noteholder or such other Person with respect thereto.

(c)         If, for any reason, the Note A Holder (or the Servicer on its behalf) makes any payment to the Note B Holder before the Note A Holder (or the Servicer on its behalf) has received the corresponding payment (it being understood that the Note A Holder (or the Servicer on its behalf) is under no obligation to do so), and the Note A Holder (or the Servicer on its behalf) does not receive the corresponding payment within three (3) Business Days of its payment to the Note B Holder, such Note B Holder will, at the Note A Holder’s (or the Servicer’s on its behalf) request, promptly return that payment to the Note A Holder (or the Servicer on its behalf).

(d)        Each Noteholder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Note A Holder (or the Servicer on its behalf) subject to this Agreement and the Servicing Agreement and to be distributed pursuant to the terms of this Agreement. The Note A Holder (or the Servicer on its behalf) shall have the right to offset any amounts due hereunder from the Note B Holder, as applicable, with respect to the Mortgage Loan against any future payments due to the Note B Holder, as applicable, under the Mortgage Loan, provided, that each Noteholder’s obligations under this Section 8 are separate and distinct obligations from one another and in no event shall the Note A Holder (or the Servicer on its behalf) enforce the obligations of one Noteholder against another Noteholder. Each Noteholder’s obligations under this Section 8 constitute absolute, unconditional and continuing obligations.

Section 9.       Limitation on Liability of the Noteholders. No Noteholder (including any Servicer on a Noteholder’s behalf) shall have any liability to any other Noteholder except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of such Noteholder.

The Note B Holder acknowledges that, subject to the terms and conditions hereof and the obligation of the Note A Holder (including any Servicer) to comply with, and except as otherwise required by, the Servicing Standard, the Note A Holder (including any Servicer) may exercise, or omit to exercise, any rights that the Note A Holder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the Note B Holder and that the Note A Holder (including any Servicer) shall have no liability whatsoever to the Note B Holder in connection with the Note A Holder’s exercise of rights or any omission by the Note A Holder to exercise such rights other than as described above; provided, however, that such Servicer must act in accordance with the Servicing Standard.

Each Noteholder acknowledges that, subject to the terms and conditions hereof, any other Noteholder may exercise, or omit to exercise, any rights that such Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of each other Noteholder and that such Noteholder shall have no liability whatsoever to any other Noteholder in connection with such Noteholder’s exercise of rights or any omission by such Noteholder to exercise such rights; provided, however, that such Noteholder shall not be protected against any liability to any other Noteholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence.

Section 10.     Bankruptcy. Subject to the provisions of Section 5(f) hereof and the Servicing Standard, each Noteholder hereby covenants and agrees that only the Note A Holder (or the Servicer on its behalf) has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Mortgage Loan Borrower. Subject to the provisions of Section 5(f) hereof and the Servicing Standard, each Noteholder further agrees that only the Note A Holder, as a creditor, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding. The Noteholders hereby appoint the Note A Holder as their agent, and grant to the Note A Holder an irrevocable power of attorney coupled with an interest, and their proxy, for the purpose of exercising any and all rights and taking any and all actions available to the Note B

Holder and the Controlling Noteholder in connection with any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and to file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. The Noteholders, hereby agree that, upon the request of the Note A Holder but subject to the provisions of Section 5(f), such Noteholder shall execute, acknowledge and deliver to the Note A Holder all and every such further deeds, conveyances and instruments as the Note A Holder may reasonably request for the better assuring and evidencing of the foregoing appointment and grant. All actions taken by any Servicer in connection with any Insolvency Proceeding are subject to and must be in accordance with the Servicing Standard.

Section 11.     Cure Rights of Note B Holder.

(a)        Subject to Section 11(b) below, and except during a Control Appraisal Period, in the event that the Mortgage Loan Borrower fails to make any payment of principal or interest on the Mortgage Loan by the end of the applicable grace period (the “Grace Period”) for such payment permitted under the applicable Mortgage Loan Documents (a “Monetary Default”), the Note A Holder shall provide written notice to the Note B Holder and the Controlling Noteholder Representative of such default (the “Monetary Default Notice”). The Note B Holder shall have the right, but not the obligation, to cure such Monetary Default within seven (7) Business Days after receiving the Monetary Default Notice (the “Cure Period”) and at no other times. The Monetary Default Notice shall contain a statement that the Note B Holder’s or the Controlling Noteholder Representative’s failure to cure such Monetary Default within seven (7) Business Days after receiving such notice will result in the termination of the right to cure such Monetary Default. At the time a payment is made to cure a Monetary Default, the Note B Holder shall pay or reimburse the Note A Holder for all unreimbursed Advances (whether or not recoverable with respect to Note A and Note B), Advance Interest Amounts, any unpaid fees then due and payable to any Servicer and any Additional Servicing Expenses. The Note B Holder shall not be required, in order to effect a cure hereunder, to pay any default interest or late charges under the Mortgage Loan Documents. So long as a Monetary Default exists for which a cure payment permitted hereunder is made, such Monetary Default shall not be treated as an Event of Default by the Note A Holder (including for purposes of (i) the definition of “Sequential Pay Event,” (ii) accelerating the Mortgage Loan, modifying, amending or waiving any provisions of the Mortgage Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property; or (iii) treating the Mortgage Loan as a Specially Serviced Mortgage Loan); provided that such limitation shall not prevent the Note A Holder from collecting Default Interest or late charges from the Mortgage Loan Borrower. Any amounts advanced by a Noteholder on behalf of the Mortgage Loan Borrower to effect any cure shall be reimbursable to such Noteholder under Section 3 or Section 4, as applicable.

(b)         Notwithstanding anything to the contrary contained in Section 11(a), the Note B Holder’s right to cure under Section 11(a) shall be limited to a combined total of (i) six (6) cures of Monetary Defaults over the term of the Mortgage Loan, no more than four (4) of which may be consecutive, and (ii) eight (8) cures of Non-Monetary Defaults over the term of the Mortgage Loan. Additional Cure Periods shall only be permitted with the consent of the Note A Holder.

(c)         No action taken by the Note B Holder in accordance with this Agreement shall excuse performance by the Mortgage Loan Borrower of its obligations under the Mortgage Loan Documents and the Note A Holder’s rights under the Mortgage Loan Documents shall not be waived or prejudiced by virtue of the Note B Holder’s actions under this Agreement. Subject to the terms of this Agreement, the Note B Holder shall be subrogated to the Note A Holder’s rights to any payment owing to the Note A Holder for which the Note B Holder makes a cure payment as permitted under this Section 11 but such subrogation rights may not be exercised against the Mortgage Loan Borrower until 91 days after the Note is paid in full.

(d)         Except during a Control Appraisal Period, if an Event of Default (other than a Monetary Default) occurs and is continuing under the Mortgage Loan Documents (a “Non-Monetary Default”), the Note A Holder shall provide notice of such Non-Monetary Default to the Note B Holder and the Controlling Noteholder Representative of such Non-Monetary Default (the “Non-Monetary Default Notice”) and the Note B Holder shall have the right, but not the obligation, to cure such Non-Monetary Default until the later of (a) the expiration date of the cure period afforded to the Mortgage Loan Borrower under the Mortgage Loan Documents, without regard for the date of receipt by the Note B Holder of the Non-Monetary Default Notice, and (b) the date which is 30 days from the date of receipt by the Note B Holder of the Non-Monetary Default Notice related to such Non-Monetary Default; provided, however, if such Non-Monetary Default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being diligently pursued by the Note B Holder, the Note B Holder (unless a Control Appraisal Period is continuing) shall be given an additional period of time as is reasonably necessary to enable the Note B Holder in the exercise of due diligence to cure such Non-Monetary Default for so long as (i) the Note B Holder diligently and expeditiously proceeds to cure such Non-Monetary Default, (ii) the Note B Holder makes all cure payments that it is permitted to make in accordance with the terms and provisions of Section 11(a) hereof, (iii) such additional period of time does not exceed ninety (90) days, (iv) such Non-Monetary Default is not caused by an Insolvency Proceeding or during such period of time that the Note B Holder has to cure a Non-Monetary Default in accordance with this Section 11(d) (the “Non-Monetary Default Cure Period”), an Insolvency Proceeding does not occur, and (v) during such Non-Monetary Default Cure Period, there is no material adverse effect on the Mortgage Loan Borrower or the Mortgaged Property or the value of the Mortgage Loan as a result of such Non-Monetary Default or the attempted cure. The Non-Monetary Default Notice shall contain a statement that the Note B Holder’s or the Controlling Noteholder Representative’s failure to cure such Non-Monetary Default within the applicable Non-Monetary Default Cure Period after receiving such notice will result in the termination of the right to cure such Non-Monetary Default. The Note B Holder shall not contact the Mortgage Loan Borrower in order to effect any cures under Section 11(a) or this Section 11(d) without the prior written consent of the Note A Holder (or the Servicer on its behalf), such consent not to be unreasonably withheld, conditioned or delayed.

Section 12.     Purchase of Note A By Note B Holder. The Note B Holder shall have the right, by written notice to the Note A Holder (a “Noteholder Purchase Notice”), delivered at any time an Event of Default under the Mortgage Loan has occurred and is continuing, to purchase, in immediately available funds, Note A in whole but not in part at the applicable Defaulted Mortgage Loan Purchase Price. For avoidance of doubt, if the Note B Holder elects to exercise its right to purchase a Note pursuant to this Section 12, it must purchase Note A. Upon the delivery of the Noteholder Purchase Notice to the Note A Holder, the Note A Holder shall sell (and the Note B Holder shall purchase) Note A at the applicable Defaulted Mortgage Loan Purchase Price, on a date (the “Defaulted Note Purchase Date”) not less than ten (10) days and not more than thirty (30) days after the date of the Noteholder Purchase Notice, as shall be mutually established by the Note A Holder and the Note B Holder. The Noteholder Purchase Notice shall contain a statement that the Note B Holder’s failure to purchase the Note A on a Defaulted Note Purchase Date will result in the termination of such right. The Note B Holder agrees that the sale of Note A shall comply with all requirements of the Servicing Agreement (taking into account that in the event of any conflict between this Agreement and the Servicing Agreement, this Agreement shall govern) and that all actual costs and expenses of the Servicer, Special Servicer and/or Trustee related thereto, to the extent not already covered by the Defaulted Mortgage Loan Purchase Price, shall be paid by the Note B Holder. The Defaulted Mortgage Loan Purchase Price shall be calculated by the Note A Holder (or the Servicer on its behalf) three (3) Business Days prior to the Defaulted Note Purchase Date (and such calculation shall be accompanied by a listing of all amounts included in the Defaulted Mortgage Loan Purchase Price and reasonably detailed back-up documentation explaining how such price was determined), and shall, absent manifest error, be binding upon the Note B Holder. Concurrently with the payment to the Note A Holder in immediately available funds of the Defaulted Mortgage Loan Purchase Price, the Note A Holder will execute at the sole cost and expense of the Note B Holder in favor of the Note B Holder assignment documentation which will assign Note A and the Mortgage Loan Documents without recourse, representations or warranties (except the Note A Holder, as applicable, will represent and warrant that it had good and marketable title to, was the sole owner and holder of, and had power and authority to deliver the Mortgage Loan or Note, as applicable, free and clear of all liens and encumbrances (other than the interest created by Note B)). The right of the Note B Holder to purchase Note A shall automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property (and the Note A Holder shall give the Note B Holder ten (10) Business Days’ prior written notice of its intent with respect to such action). Notwithstanding the foregoing sentence, if title to the Mortgaged Property is transferred to the Note A Holder (or a designee on its behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Note A Holder of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than ten (10) Business Days after the acceleration of the Mortgage Loan, the Note A Holder shall notify the Note B Holder of such transfer and the Note B Holder shall have a fifteen (15) day period from the date of such notice from the Note A Holder to deliver the Noteholder Purchase Notice to the Note A Holder, in which case the Note B Holder will be obligated to purchase the Mortgaged Property, in immediately available funds, within such fifteen (15) day period at the applicable Defaulted Mortgage Loan Purchase Price.

Section 13.    Representations of the Note B Holder. The Note B Holder represents, and it is specifically understood and agreed, that it is acquiring Note B for its own account in the ordinary course of its business and the Note A Holder shall have no liability or responsibility to the Note B Holder except (i) as expressly provided herein or (ii) for actions that are taken or omitted to be taken by the Note A Holder that constitute gross negligence or willful misconduct or that constitute a breach of this Agreement. The Note B Holder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene its charter or any law or contractual restriction binding upon the Note B Holder, and that this Agreement is the legal, valid and binding obligation of the Note B Holder enforceable against the Note B Holder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. The Note B Holder represents and warrants that it is duly organized, validly existing, in good standing and possesses of all licenses and authorizations necessary to carry on its business. The Note B Holder represents and warrants that (a) this Agreement has been duly executed and delivered by the Note B Holder, (b) to the Note B Holder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Note B Holder have been obtained or made and (c) to the Note B Holder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Note B Holder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

The Note B Holder acknowledges that the Note A Holder does not owe the Note B Holder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein, need not consult with the Note B Holder with respect to any action taken by the Note A Holder in connection with the Mortgage Loan.

The Note B Holder expressly and irrevocably waives for itself and any Person claiming through or under the Note B Holder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law which purports to give a junior loan noteholder the right to initiate any loan enforcement or foreclosure proceedings.

Section 14.     Representations of the Note A Holder. The Note A Holder represents and warrants that the execution, delivery and performance of this Agreement is within its respective corporate powers, has been duly authorized by all necessary corporate action, and does not contravene the Note A Holder’s charter or any law or contractual restriction binding upon the Note A Holder, and that this Agreement is the legal, valid and binding obligation of the Note A Holder enforceable against it in accordance with its terms. The Note A Holder represents and warrants that it is duly organized, validly existing, in good standing and possession of all licenses and authorizations necessary to carry on its respective business. The Note A Holder represents and warrants that (a) this Agreement has been duly executed and delivered by the Note A Holder, (b) to the Note A Holder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Note A have been obtained or made and (c) to the Note A Holder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Note A Holder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

The Note A Holder acknowledges that the Note B Holder does not owe the Note A Holder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein or in the Servicing Agreement, need not consult with the Note A Holder with respect to any action taken by the Note A Holder in connection with the Mortgage Loan.

Section 15.    Independent Analysis of the Note B Holder. The Note B Holder acknowledges that it has, independently and without reliance upon the Initial Note A Holder, except with respect to the representations and warranties provided by the Initial Note A Holder herein and in any documents or instruments executed and delivered by the Note A Holder in connection herewith, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase the Note B and the Note B Holder accepts responsibility therefor. The Note B Holder hereby acknowledges that, other than the representations and warranties provided herein and in any documents or instruments executed and delivered by the Note A Holder in connection herewith, the Note A Holder has made no representations or warranties with respect to the Mortgage Loan, subject to such representations and warranties as provided by the Note A Holder herein and in such other documents and instruments, and that the Note A Holder shall have no responsibility for (i) the collectibility of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to the Note A Holder in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Mortgage Loan Borrower. The Note B Holder assumes all risk of loss in connection with Note B except as specifically set forth herein.

Section 16.     No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the relationship created hereby between any of the Noteholders as a partnership, association, joint venture or other entity. The Note A Holder shall have no obligation whatsoever to offer to the Note B Holder the opportunity to purchase a Note interest in any future loans originated by the Note A Holder or their Affiliates and if the Note A Holder chooses to offer to the Note B Holder the opportunity to purchase a Note interest in any future mortgage loans originated by the Note A Holder or their Affiliates, such offer shall be at such purchase price and interest rate as the Note A Holder chooses, in its sole and absolute discretion. The Note B Holder shall not have any obligation whatsoever to purchase from the Note A Holder a Note interest in any future loans originated by the Note A Holder or its Affiliates.

Section 17.     Not a Security. Note B shall not be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Section 18.    Other Business Activities of the Noteholders. Each Noteholder acknowledges that each other Noteholder or its Affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with, (i) (a) the Mortgage Loan Borrower or (b) any direct or indirect parent of the Mortgage Loan Borrower or (c) any Affiliate of the

Mortgage Loan Borrower or (d) any Affiliate of any direct or indirect parent of the Mortgage Loan Borrower, (ii) any entity that is a holder of debt secured by direct or indirect ownership interests in the Mortgage Loan Borrower or any Affiliate of the holder of such debt, or (iii) any entity that is a holder of a preferred equity interest in the Mortgage Loan Borrower or any Affiliate of a holder of such preferrred equity (each, a “Mortgage Loan Borrower Related Party”), and receive payments on such other loans or extensions of credit to Mortgage Loan Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

Section 19.     Sale of the Notes.

(a)         The Note B Holder agrees that it will not Transfer all or any portion of the Note B except in accordance with this Section 19. The Note B Holder shall have the right, without the need to obtain the consent of the Note A Holder or any other Person, to Transfer 49% or less (in the aggregate) of its interest in the Note B to any Person, provided that any such Transfer shall be made in accordance with the terms of this Section 19. The Note B Holder shall have the right to Transfer the entire Note B or any portion thereof exceeding 49%, (i) to a Qualified Institutional Lender, provided, that promptly after the Transfer the Note A Holder is provided with (x) a representation from a transferee or such Note B Holder certifying that such transferee is a Qualified Institutional Lender, and (y) a copy of the assignment and assumption agreement referred to in Section 20 and provided further, that such transfer would not cause the Note B to be held by more than five persons nor cause there to be no one person owning a majority of the Note B and (ii) to an entity that is not a Qualified Institutional Lender, provided that with respect to this clause (ii), the Note B Holder obtains (1) prior to a Securitization, the consent of the Note A Holder and (2) after the initial Securitization of Note A or any part thereof, Rating Agency Confirmation (and for avoidance of doubt, no consent of the Note A Holder shall be required after a Securitization); provided that in each of case (1) and (2), (x) promptly after the Transfer the Note A Holder is provided with a copy of the assignment and assumption agreement referred to in Section 20 and (y) such transfer would not cause the Note B to be held by more than five persons nor cause there to be no one person owning a majority of the Note B. If the Note B is held by more than one Note B Holder at any time, the holders of a majority of the Note B Principal Balance shall immediately appoint a representative to exercise all rights of the Note B Holder hereunder. Notwithstanding the foregoing, without the Note A Holder’s prior consent, which may be withheld in the Note A Holder’s sole and absolute discretion, the Note B Holder shall not Transfer all or any portion of the Note B to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. The Note B Holder agrees it will pay the expenses of the Note A Holder (including all expenses of the Master Servicer and the Special Servicer) in connection with any such Transfer.

(b)        All Transfers under Section 19(a) shall be made upon written notice to the Note A Holder not later than the date of such Transfer, and each transferee shall (i) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the Note B Holder hereunder with respect to the Note B from and after the date of such assignment (or, in the case, of a pledge, collateral assignment or other encumbrance made in accordance with Section 19(e) by the Note B Holder of the Note B solely as security for a loan to the Note B Holder made by a third-party lender whereby the Note B Holder remains fully liable under this Agreement, on or before the date on which such third-party lender succeeds to the rights of the Note B Holder by foreclosure or otherwise, such third-party lender executes an agreement that such lender shall be bound by the terms and provisions of this Agreement and the obligations of the Note B Holder hereunder) and (ii) agree in writing to be bound by the Servicing Agreement, unless the Servicing Agreement is not then in effect with respect to the Mortgage Loan, in which event the parties will enter into or agree to be bound by any replacement servicing agreement therefor in accordance with the provisions hereof. Upon the consummation of a Transfer of all or any portion of the Note B in accordance with this Agreement, the transferring Person shall be released from all liability arising under this Agreement with respect to the Note B (or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in the Note B as described in clause (c) below). In connection with any such permitted transfer of a portion of the Note B and for all purposes of this Agreement, the Note A Holder need only recognize the majority holder of the Note B for purposes of notices, consents and other communications between the Note A Holder and such majority holder of the Note B shall be the only Person authorized hereunder to exercise any rights of the Note B Holder under this Agreement; provided, however, the majority holder of the Note B may from time to time designate any other Person as an additional party entitled to receive notices, consents and other communications and/or to exercise rights on behalf of the Note B Holder hereunder by delivering written notice thereof to the Note A Holder, and, from and after delivery of such notice, such designee shall be so authorized hereunder and shall be the only party entitled to receive such notices, consents and such other communications and/or to exercise such rights.

(c)         In the case of any sale, assignment, transfer or other disposition of a participation interest in a Note, (i) such Noteholder’s obligations under this Agreement shall remain unchanged, (ii) such Noteholder shall remain solely responsible for the performance of such obligations, (iii) the other Noteholder and any Persons acting on its behalf shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement and the Servicing Agreement, and (iv) all amounts payable hereunder shall be determined as if such Noteholder had not sold such participation interest; provided, however, that if the applicable participant is a Qualified Institutional Lender (and delivers to the other Noteholder a certification from an authorized officer confirming its status as a Qualified Institutional Lender), such Noteholder, by written notice to the other Noteholder, may delegate to such participant such Noteholder’s right to exercise the rights of the Controlling Noteholder hereunder and under the Servicing Agreement; provided, further, however, that upon the occurrence of a Control Appraisal Period with respect to the Note B, the aforesaid delegation of rights shall terminate and be of no further force and effect.

(d)         The Note A Holder shall have the right to Transfer all or any portion of Note A without the prior consent of the Note B Holder (i) with respect to Note A prior to an Event of Default, to any party other than the Mortgage Loan Borrower or any Mortgage Loan Borrower Related Party and (ii) after an Event of Default, to any party, including the Mortgage Loan Borrower and any Mortgage Loan Borrower Related Party; provided, however, that following any Event of Default under the Mortgage Loan, the Note A Holder may only transfer all or any portion of Note A to the Mortgage Loan Borrower or any Mortgage Loan Borrower Related Party with the prior written consent of the Controlling Noteholder at any time when the Note B Holder is the Controlling Noteholder; provided further, however, that following any Transfer of Note A the Mortgage Loan continues to be serviced in its entirety pursuant to the Servicing Agreement by a Servicer unaffiliated with Mortgage Loan Borrower.

(e)         Notwithstanding any other provision hereof, any Noteholder may pledge (a “Pledge”) its Note to any entity (other than the Mortgage Loan Borrower or any Affiliate thereof) which has extended a credit or repurchase facility to such Noteholder and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), on terms and conditions set forth in this Section 19(e), it being further agreed that a financing provided by a Note Pledgee to a Noteholder or any person which Controls such Noteholder that is secured by such Noteholder’s interest in the applicable Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided that a Note Pledgee which is not a Qualified Institutional Lender may not take title to the pledged Note without (a) prior to Securitization, the consent of each other Noteholder and (b) after Securitization, Rating Agency Confirmation. Upon written notice by the applicable Noteholder to each other Noteholder and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), each other Noteholder agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give Note Pledgee written notice of any default by the pledging Noteholder in respect of its obligations under this Agreement of which default such Noteholder has actual knowledge; (ii) to allow such Note Pledgee a period of ten (10) Business Days to cure a default by the pledging Noteholder in respect of its obligations to each other Noteholder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) that such other Noteholder shall give to such Note Pledgee copies of any notice of default under this Agreement simultaneously with the giving of same to the pledging Noteholder and accept any cure thereof by such Note Pledgee which such pledging Noteholder has the right (but not the obligation) to effect hereunder, as if such cure were made by such pledging Noteholder; (v) that such other Noteholder shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Noteholder; and (vi) that, upon written notice (a “Redirection Notice”) to each other Noteholder and any Servicer by such Note Pledgee that the pledging Noteholder is in default, beyond any applicable cure periods, under the pledging Noteholder’s obligations to such Note Pledgee pursuant to the applicable credit agreement between the pledging Noteholder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Noteholder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that any Noteholder or Servicer would otherwise be obligated to pay to the pledging Noteholder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Noteholder hereby unconditionally and absolutely releases each other Noteholder and any Servicer from any liability to the pledging Noteholder on account of any Noteholder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or any such other Noteholder to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Noteholder to such Note Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Noteholders and any Servicer shall recognize such Note Pledgee (and any transferee other than the Mortgage Loan Borrower or any Affiliate thereof which is also a Qualified Institutional Lender at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Noteholder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Noteholder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 19(e) shall remain effective as to any Noteholder (and any Servicer) unless and until such Note Pledgee shall have notified any such Noteholder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

(f)          Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit”) which is not a Qualified Institutional Lender provides financing to a Noteholder then such Noteholder shall have the right to grant a security interest in its Note to such Conduit notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:

(i)          The loan (the “Conduit Inventory Loan”) made by the Conduit to such Noteholder to finance the acquisition and holding of its Note will require a third party (the “Conduit Credit Enhancer”) to provide credit enhancement;

(ii)         The Conduit Credit Enhancer and conduit manager (if Moody’s rates the Securitization) will be a Qualified Institutional Lender;

(iii)        Such Noteholder will pledge (or sell, transfer or assign as part of a repurchase facility) its interest in the applicable Note to the Conduit as collateral for the Conduit Inventory Loan;

(iv)       The Conduit Credit Enhancer and the Conduit will agree that, if such Noteholder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by such Noteholder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of such Noteholder’s Note to the Conduit Credit Enhancer; and

(v)         Unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not, without obtaining the consent of each other Noteholder, have any greater right to acquire the interests in the Note pledged by such Noteholder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Note Pledgee.

Section 20.     Registration of Transfer. In connection with any Transfer of a Note (but excluding any Pledgee unless and until it realizes on its Pledge), a transferee shall execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of the applicable Noteholder hereunder with respect to such Note thereafter accruing and agrees to be bound by the terms of this Agreement, including the restriction on Transfers set forth in Section 19, from and after the date of such assignment. Notwithstanding the preceding sentence, a Trustee shall not be required to execute an assignment and assumption agreement in connection with any Transfer of a Note if the obligations are assumed pursuant to the Servicing Agreement. In connection with a Transfer of a Note, the Noteholder transferring its interests hereunder shall cause the applicable transfer to be registered on the Note Register, and the Agent shall not recognize any attempted or purported transfer of any Note in violation of the provisions of Section 19 and this Section 20. Any such purported transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Noteholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Agent and any other Noteholder against any liability that may result if the transfer is not made in accordance with the provisions of this Agreement. Upon the termination or resignation of such Master Servicer, the Certificate Administrator shall automatically become and be the Agent.

Section 21.     Registration of the Notes. The Agent shall keep or cause to be kept at the Agent Office books (the “Note Register”) for the registration and transfer of the Notes. The Agent shall serve as the initial Note registrar and the Agent hereby accepts such appointment. The names and addresses of the holders of the Notes and the names and addresses of any transferee of any Note of which the Agent has received notice, in the form of a copy of the assignment and assumption agreement referred to in Section 20, and the principal amounts (and stated interest) of the Note owing to each such Noteholder, shall be registered in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement, except in the case of the Initial Noteholders who may hold their Notes through a nominee. Upon request of a Noteholder, the Agent shall provide such party with the names and addresses of the Noteholders. To the extent another party is appointed as Agent hereunder, the Noteholders hereby designate such person as its agent under this Section 21 solely for purposes of maintaining the Note Register. The parties intend for the Mortgage Loan to be in registered form for federal income tax purposes under Section 5.103-1(c) of the United States Treasury Regulations.

Section 22.     [Intentionally withheld.]

Section 23.     No Pledge. This Agreement shall not be deemed to represent a pledge of any interest in any Mortgage Loan by the Noteholders. Except as otherwise provided in this Agreement and the Servicing Agreement, the Note B Holder shall not have any interest in any property taken as security for any Mortgage Loan, provided, however, that if any such property or the proceeds of any sale, lease or other disposition thereof shall be received, then the Note B Holder shall be entitled to receive its share of such application in accordance with the terms of this Agreement and/or the Servicing Agreement.

Section 24.     Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF

NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 25.     Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)         SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)         CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)         AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND

(d)        AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 26.     Modifications; Amendment. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by each Noteholder. Additionally, for as long as any Note is contained in a Securitization Trust, the Noteholders shall not amend or modify this Agreement without first receiving a Rating Agency Confirmation; provided that no such confirmation from the Rating Agencies shall be required in connection with a modification or amendment (i) to cure any ambiguity, to correct or supplement any provisions herein that may be defective or inconsistent with any other provisions herein or with the Servicing Agreement, (ii) entered into pursuant to Section 38 of this Agreement or (iii) to correct or supplement any provision herein that may be defective or inconsistent with any other provisions of this Agreement.

Section 27.     Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 19, each Noteholder may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of the applicable Noteholder hereunder, including, without limitation, the right to make further assignments and grant additional Notes.

Section 28.    Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 29.    Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

Section 30.     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 31.   Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

Section 32.     Withholding Taxes.

(a)         If the Note A Holder shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to the Note B Holder with respect to the Mortgage Loan as a result of such Note B Holder constituting a Non-Exempt Person, the Note A Holder, in its capacity as servicer, shall be entitled to do so with respect to such Note B Holder’s interest in such payment (all withheld amounts being deemed paid to such Note B Holder), provided that the Note A Holder shall furnish such Note B Holder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Note B Holder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which the Note B Holder is subject to tax.

(b)        The Note B Holder shall and hereby agrees to indemnify the Note A Holder against and hold the Note A Holder harmless from and against any Taxes, interest, penalties and reasonable attorneys’ fees, expenses and disbursements arising or resulting from any failure of the Note A Holder (or the Servicer on its behalf) to withhold Taxes from payment made to such Note B Holder in reliance upon any representation, certificate, statement, document or instrument made or provided by such Note B Holder to the Note A Holder in connection with the obligation of the Note A Holder to withhold Taxes from payments made to the Note B Holder, it being expressly understood and agreed that the Note A Holder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same.

(c)         Contemporaneously with the execution of this Agreement and from time to time as reasonably requested by the Note A Holder or Servicer during the term of this Agreement, the Note B Holder shall deliver to the Note A Holder or Servicer, as applicable, evidence satisfactory to the Note A Holder substantiating whether such Note B Holder is a Non-Exempt Person and whether the Note A Holder is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement, it being acknowledged by the parties hereto that delivery of a certification in the form attached hereto as Exhibit D shall be satisfactory evidence that such Note B Holder is not a Non-Exempt Person. Without limiting the effect of the foregoing, (i) if the Note B Holder (or, if the Note B Holder is disregarded for U.S. federal income tax purposes, the owner of the Note B Holder) is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Note A Holder an Internal Revenue Service Form W-9 and (ii) if the Note B Holder (or, if the Note B Holder is disregarded for U.S. federal income tax purposes, the owner of the Note B Holder) is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, such Note B Holder shall satisfy the requirements of the preceding sentence by furnishing to the Note A Holder Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments), Form W-8BEN or Form W-8BEN-E, or applicable successor forms, as may be required from time to time, duly executed by such Note B Holder. The Note A Holder shall not be obligated to make any payment hereunder to the Note B Holder in respect of Note B or otherwise until such Note B Holder shall have furnished to the Note A Holder the requested forms, certificates, statements or documents.

Section 33.     Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than Note B) will be held by the Note A Holder (or a custodian acting on behalf of the Note A Holder) who shall act as secured party under the Mortgage Loan Documents on behalf of the registered holders of the Notes. Notwithstanding anything to the contrary in this Agreement, upon the Note A Securitization, the originals of all of the Mortgage Loan Documents shall be held by the Custodian (as defined in the Servicing Agreement).

Section 34.     Notices. All notices required hereunder shall be given by (i) writing and personally delivered, (ii) sent by facsimile transmission (during business hours) if a party has provided a facsimile number, (iii) reputable overnight delivery service (charges prepaid), (iv) sent by electronic mail containing language requesting the recipient to confirm receipt thereof if a party has provided an electronic mail address and only if such electronic mail is promptly followed by a written notice or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on

Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

All notices and reports (including, without limitation, Asset Status Reports) required to be delivered hereunder by the Note A Holder (or any Servicer on its behalf) to the Controlling Noteholder (or its Controlling Noteholder Representative), or by the Controlling Noteholder (or its Controlling Noteholder Representative) to the Note A Holder (or any Servicer on its behalf), shall also be delivered by the applicable party to the other Noteholder (including to the Note B Holder during the continuance of a Control Appraisal Period).

Section 35.     Broker. Each Noteholder represents to each other Noteholder that no broker was responsible for bringing about this transaction.

Section 36.     Certain Matters Affecting the Agent.

(a)         The Noteholders hereby appoint the Agent to act on their behalf, and the Agent shall act on behalf of the Noteholders;

(b)        The Agent may request and/or rely upon and shall be protected in acting or refraining from acting upon any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20;

(c)         The Agent may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;

(d)         The Agent shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it;

(e)         The Agent or any of its directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act, shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Agent to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(f)         The Agent shall not be bound to make any investigation into the facts or matters stated in any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20; and

(g)        The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder.

Section 37.    Termination of Agent. The Agent may be terminated at any time upon ten (10) days’ prior written notice from the Note A Holder. In the event that the Agent is terminated pursuant to this Section 37, all of its rights and obligations under this Agreement shall be terminated, other than any rights or obligations that accrued prior to the date of such termination.

The Agent may resign at any time upon notice, so long as a successor Agent, reasonably satisfactory to the Noteholders, has agreed to be bound by this Agreement and perform the duties of the Agent hereunder. In the event that the Agent shall be terminated or shall have resigned as described in the two preceding sentences, the Noteholders shall use commercially reasonable efforts to agree upon and appoint a replacement Agent. CREFI, as Initial Agent, may transfer its rights and obligations to a Servicer, as successor Agent, at any time without the consent of any Noteholder. CREFI, as Initial Agent, shall promptly and diligently attempt to cause such Servicer to act as successor Agent, and, if such Servicer declines to act in such capacity, shall promptly and diligently attempt to cause a similar servicer to act as successor Agent. Notwithstanding the foregoing, the Noteholders hereby agree that, simultaneously with the closing of the Note A Securitization, the Master Servicer shall be deemed to have been automatically appointed as the successor Agent under this Agreement in place of the Initial Agent or any successor thereto prior to such Securitization without any further notice or other action. The termination or resignation of such Master Servicer, as Master Servicer under the Servicing Agreement, shall be deemed a termination or resignation of such Master Servicer as Agent under this Agreement. Notwithstanding the to the contrary in this Agreement, upon the Note A Securitization, the Certificate Administrator shall automatically become and be the Agent.

Section 38.     Resizing. In connection with the Mortgage Loan, the Note B Holder agrees, subject to clause (iii)(y) below, that if the Note A Holder determines that it is advantageous to resize Note A by causing the Mortgage Loan Borrower to execute amended and restated pari passu notes (in either case, “New Notes”) reallocating the principal of such Note to such New Notes, the Note B Holder shall cooperate with the Note A Holder to effect such resizing at such Note A Holder’s expense; provided that (i) the aggregate principal balance of all outstanding New Notes following the creation thereof is no greater than the principal balance of such Note or Notes immediately prior to the creation of the New Notes, (ii) the weighted average interest rate of all outstanding New Notes following the creation thereof is the same as the interest rate of the related Note or Notes immediately prior to the creation of the New Notes, and (iii) no such resizing shall (x) change the interest allocable to, or the amount of any payments due to, the Note B Holder, or priority of such payments, or (y) increase the Note B Holder’s obligations or decrease the Note B Holder’s rights, remedies or protections. In connection with the resizing of Note A, the related Noteholder may allocate its rights hereunder among the New Notes in any manner in its sole discretion. Any cap on the Note A Holder’s obligation to pay the Note B Holder’s expenses pursuant to Section 40 of this Agreement shall not apply to the Note B Holder’s expenses in connection with a resizing pursuant to this Section 38 or any Securitization of a resized Note A.

Section 39.    Conflict. To the extent of any inconsistency between the Servicing Agreement, on one hand, and this Agreement, on the other, this Agreement shall control.

Section 40.     Cooperation in Securitization.

(a)         Each Noteholder acknowledges that any Noteholder may elect, in its sole discretion, to include its Note in a Securitization. In connection with a Securitization of Note A, at the request of the Note A Holder, the Note B Holder shall use commercially reasonable efforts, at Note A Holder’s expense, to satisfy, and to cooperate with the Note A Holder in attempting to cause the Mortgage Loan Borrower to satisfy, the market standards to which the Note A Holder customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the Securitization, including, entering into (or consenting to, as applicable) any modifications to this Agreement or the Mortgage Loan Documents and to cooperate with the Note A Holder in attempting to cause the Mortgage Loan Borrower to execute such modifications to the Mortgage Loan Documents, in any such case, as may be reasonably requested by the Rating Agencies to effect the Securitization; provided, however, that either in connection with the Securitization or otherwise at any time prior to the Securitization the Note B Holder shall not be required to modify or amend this Agreement or any Mortgage Loan Documents (or consent to such modification, as applicable) in connection therewith, if such modification or amendment would (i) change the interest allocable to, or the amount of any payments due to or priority of any payments to be made to, the Note B Holder, (ii) increase the Note B Holder’s obligations or decrease the Note B Holder’s rights, remedies or protections hereunder or under any Mortgage Loan Document, or (iii) otherwise materially adversely affect the rights and interests of the Note B Holder. In connection with the Securitization, the Note B Holder agrees to provide for inclusion in any disclosure document relating to the related Securitization such customary information concerning the Note B Holder as the Note A Holder reasonably determines to be necessary to satisfy its disclosure obligations in connection with its Securitization. The Note B Holder covenants and agrees that it shall use commercially reasonable efforts to cooperate with the requests of each Rating Agency and the Note A Holder in connection with the preparation of any offering documents in connection with the Securitization, and to review and respond reasonably promptly with respect to any information relating to it in any Securitization document, all at the cost and expense of the Note A Holder. The Note B Holder acknowledges that the information provided by it to the Note A Holder pursuant to this Section 40 may be incorporated into the offering documents for a Securitization. The Note A Holder and each Rating Agency shall be entitled to rely on the information supplied by the Note B Holder pursuant to this Section 40.

(b)         The Note A Holder may, at its election, deliver to the Note B Holder drafts of the preliminary and final Securitization offering memoranda, prospectus, preliminary prospectus and any other disclosure documents and the Servicing Agreement simultaneously with distributions of any such documents to the general working group of the related Securitization. The Note B Holder may, at its election, review and comment thereon insofar as it relates to the Note B and/or the Note B Holder, and, if the Note B Holder elects to review and comment, the Note B Holder shall review and comment thereon as soon as possible (but in no event later than (i) in the case of the first draft thereof, two (2) Business Days after receipt thereof and (ii) in the case of each subsequent draft thereof, the deadline provided to the general working group of the related Securitization for review and comment), and if the Note B Holder fails to respond within such time, the Note B Holder shall be deemed to have elected to not comment thereon. In the event of any disagreement between the Note B Holder with respect to the preliminary and final offering memoranda, prospectus supplement, free writing prospectus or any other disclosure documents the Note A Holder’s determination shall control. Note B Holder has no obligation and shall have no liability with respect to any such offering documents other than the accuracy of any comments it elects to make regarding itself.

(c)        Notwithstanding anything herein to the contrary, the Note A Holder acknowledges and agrees that (i) the Note B Holder shall not be required to incur any out-of-pocket expenses in connection with a Securitization of Note A and (ii) the Note B Holder shall only be required to disclose such customary information reasonably determined by the Note A Holder to be necessary to satisfy its disclosure obligations in connection with its Securitization.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Initial Noteholders have caused this Agreement to be duly executed as of the day and year first above written.

CITI REAL ESTATE FUNDING INC., as Initial Note A Holder and Initial Agent

By:	/s/ Ana Rosu Marmann
Name: Ana Rosu Marmann
Title: Vice President

SAFETY NATIONAL CASUALTY CORPORATION, as Initial Note B Holder

By: RCG Longview Management, LLC, its Agent

By:	/s/ Dean C. Ravosa
Name: Dean C. Ravosa
Title: Authorized Signatory

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.       Description of Mortgage Loan:

Mortgage Loan:	Loan Agreement, dated as of December 14, 2017 between CP Lisle SPV, LLC, as borrower, Citi Real Estate Funding Inc., individually as a co-lender and as agent for one or more co-lenders, and Safety National Casualty Corporation, as co-lender
Date of the Mortgage Loan:	December 14, 2017
Date of Note A:	December 14, 2017
Date of Note B:	December 14, 2017
Initial Principal Amount of Mortgage Loan:	$93,850,000.00
Location of Mortgaged Property:	Lisle, Illinois
Initial Maturity Date:	January 6, 2023

B.       Description of Note Interests:

Initial Note A Principal Balance:	$79,500,000.00
Initial Note B Principal Balance:	$14,350,000.00
Initial Note A Percentage Interest:	84.709643%
Initial Note B Percentage Interest:	15.290357%
Note A Rate:	4.3536%
Note B Rate:	7.6000%

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EXHIBIT B

Initial Note A Holder:
Citi Real Estate Funding Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Paul Vanderslice
Facsimile number: (212) 723-8599

with copies to

Citi Real Estate Funding Inc.
390 Greenwich Street, 7th Floor
New York, New York 10013
Attention: Richard Simpson
Facsimile number: (646) 328-2943

with an electronic copy emailed to: richard.simpson@citi.com

and

Citi Real Estate Funding Inc.
388 Greenwich Street, 17th Floor
New York, New York 10013
Attention: Ryan M. O’Connor
Facsimile number: (646) 862-8988

with an electronic copy emailed to: ryan.m.oconnor@citi.com

Initial Note B Holder:
Safety National Casualty Corporation
c/o RCG Longview Management, LLC
7 Penn Plaza, 14th Floor
New York, New York 10001
Attention: Dean C. Ravosa
Facsimile number: (212) 736-6363

with a copy to

William Campbell
Stroock, Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Facsimile number: (212) 806-6006

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EXHIBIT C

PERMITTED FUND MANAGERS

1. Apollo Global Real Estate

2. Archon Capital, L.P.

3. AREA Property Partners

4. BlackRock, Inc.

5. The Blackstone Group International Ltd.

6. Capital Trust, Inc.

7. Clarion Partners

8. Colony Capital, Inc.

9. DLJ Real Estate Capital Partners

10. Eightfold Real Estate Capital, L.P.

11. Fortress Investment Group LLC

12. Garrison Investment Group

13. Goldman, Sachs & Co.

14. iStar Financial Inc.

15. J.E. Robert Companies

16. KKR Real Estate Manager Finance LLC

17. Lend-Lease Real Estate Investments

18. LoanCore Capital

19. Lonestar Funds

20. Praedium Group

21. Raith Capital Partners, LLC

22. Rialto Capital Management, LLC

23. RCG Longview Management, LLC

24. Rockpoint Group

25. Starwood Capital/Starwood Financial Trust

26. Torchlight Investors

27. Walton Street Capital, LLC

28. Westbrook Partners

29. WestRiver Capital

30. Whitehall Street Real Estate Fund, L.P.

31. Vestas Investment Management Co., Ltd.

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EXHIBIT D

PORTFOLIO INTEREST CERTIFICATION

Reference is hereby made to the Co-Lender Agreement dated as of December 14, 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between Citi Real Estate Funding Inc., Safety Natural Casualty Corporation and/or each other lender from time to time party thereto.

Pursuant to the provisions of Section 32 [Withholding Taxes] of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of Note B in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Mortgage Loan Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Mortgage Loan Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Master Servicer and the Mortgage Loan Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

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